Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

Any and All Outstanding Shares of Common Stock

Of

TRECORA RESOURCES

at

$9.81 PER SHARE, NET IN CASH

By

BALMORAL SWAN MERGERSUB, INC.,

a wholly owned subsidiary of

BALMORAL SWAN PARENT, INC.

and

BALMORAL FUNDS LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 24, 2022 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JUNE 23, 2022), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Balmoral Swan Merger Sub, Inc., a Delaware corporation (the “Offeror”), and a wholly owned subsidiary of Balmoral Swan Parent, Inc., a Delaware corporation (“Parent”), is offering to purchase any and all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.10 per share (the “Common Stock”), of Trecora Resources, a Delaware corporation (“Trecora” or the “Company”), at a purchase price of $9.81 per Share, net to the holders thereof, in cash, without interest thereon and less any applicable tax withholding (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the “Offer”). Parent and the Offeror are controlled by certain funds managed by Balmoral Funds LLC. (“Balmoral”).

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of May 11, 2022, by and among the Company, Parent and the Offeror, as amended by the First Amendment to Agreement and Plan of Merger Dated May 24, 2022 (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”). At the closing of the Merger (the “Merger Closing”), each outstanding share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than Shares owned directly by the Company (or any wholly owned subsidiary of the Company), Parent, the Offeror or any of their respective affiliates, in each case immediately before the Effective Time, and Shares owned by any stockholders who have properly demanded their appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)), will be cancelled and automatically converted into the right to receive cash in an amount equal to the Offer Price. From and after the Merger Closing, all such Shares will no longer be outstanding and will cease to exist. As a result of the Merger, the Shares will cease to be publicly traded, and the Company will become a wholly owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the “Transactions.”

At a meeting held on May 11, 2022, after careful consideration, the Board of Directors of the Company (the “Company Board”), among other things, unanimously (a) determined that the Merger Agreement and the Transactions, including the Offer and Merger, are advisable, fair to and in the best interests of, the Company and its stockholders, and declared it advisable, for the Company to enter into the Merger Agreement, (b) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement, and the consummation of the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions contained in the Merger Agreement, (c) resolved that the Merger Agreement and the Merger will be governed by Section 251(h) of the DGCL and (d) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Company’s stockholders accept the Offer and tender their Shares to the Offeror pursuant to the Offer.

There is no financing condition to the Offer. The Offer is subject to the satisfaction of the “Minimum Condition” and other conditions described in Section 13—“Conditions of the Offer.” If the number of Shares tendered in the Offer is insufficient to cause the Minimum Condition to be satisfied or if any of the other conditions of the Offer is not satisfied upon expiration of the Offer (taking into account any extensions thereof), then (i) neither the Offer nor the Merger will be consummated and (ii) the Company stockholders will not receive the Offer Price pursuant to the Offer or any Merger Consideration (as defined below) pursuant to the Merger. A summary of the principal terms of the Offer appears on pages 1 through 11 of this Offer to Purchase under the heading “Summary Term Sheet.” This Offer to Purchase and the Letter of Transmittal each contain important information and you should read this Offer to Purchase and the other documents to which this Offer to Purchase refers carefully before deciding whether to tender your Shares.

Important

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must (a) follow the procedures described in Section 3—“Procedures for Tendering Shares” or (b) if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and request that they effect the transaction for you and tender your Shares.

If you desire to tender your Shares to the Offeror pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary and Paying Agent (as defined below) by the expiration of the Offer, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase.

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

* * *

Questions and requests for assistance may be directed to Georgeson LLC, the “Information Agent” for the Offer, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the SEC at www.sec.gov. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers in North America may call toll free: 866-413-5899

All others call: 1-781-575-2137

* * *

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you must (a) follow the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” below or (b) if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and request that they effect the transaction for you and tender your Shares.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Time, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—”Procedures for Accepting the Offer and Tendering Shares.”

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

* * * *

Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to Georgeson LLC, acting as information agent for the Offer (the “Information Agent”), at the address and telephone number set forth for the Information Agent above and on the back cover of this Offer to Purchase, which will be furnished promptly at Purchaser’s expense. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and any other material related to the Offer may be obtained at the website maintained by the SEC at www.sec.gov. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is a criminal offense.

No person has been authorized to give any information or to make any representation on behalf of Parent or the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, the Offeror, the Depositary and Paying Agent or the Information Agent for the purpose of the Offer.

Summary Term Sheet

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase or the Letter of Transmittal. We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning the Company (as defined below) contained herein and elsewhere in this Offer to Purchase has been provided to Parent (as defined below) and the Offeror (as defined below) by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer (as defined in the “Introduction” to this Offer to Purchase). Although Parent and the Offeror have no knowledge that would indicate that any such statements contained herein relating to the Company provided to Parent and the Offeror or taken from, or based upon, such documents and records filed with the SEC are inaccurate, Parent and the Offeror have not independently verified the accuracy and completeness of such information. The following are some questions you, as a stockholder of the Company, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger Agreement (as defined below) and the other Transactions (as defined below) because the information in this summary term sheet is not complete. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to the Offeror.

Securities Sought	All issued and outstanding shares (the “Shares”) of common stock, par value $0.10 per share (the “Common Stock”), of Trecora Resources, a Delaware corporation (the “Company”).

Price Offered Per Share	$9.81 per share, net to the holders thereof, in cash, without interest thereon and less any applicable withholding taxes (the “Offer Price”).

Scheduled Expiration Time	12:00 Midnight, New York City time, on June 24, 2022 (one minute after 11:59 P.M., New York City time, on June 23, 2022), unless the offer is extended or earlier terminated (the “Expiration Time”).

Offeror	Balmoral Swan MergerSub, Inc., a Delaware corporation (the “Offeror”) and a wholly owned subsidiary of Balmoral Swan Parent, Inc., a Delaware corporation (“Parent”). Parent is controlled by certain funds managed by Balmoral Funds LLC. (“Balmoral”).

Trecora Resources’ Board of Directors Recommendation	The Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger Agreement and the Transactions (as defined below), including the Offer and Merger (as defined below), are advisable, fair to and in the best interests of, the Company and its stockholders, and declared it advisable, for the Company to enter into the Merger Agreement, (b) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement, and the consummation of the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions contained in the Merger Agreement, (c) resolved that the Merger Agreement and the Merger will be governed by Section 251(h) of the DGCL and (d) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Company’s stockholders accept the Offer and tender their Shares to the Offeror pursuant to the Offer.

Who is offering to buy my securities?

The Offeror is offering to purchase for cash all of the outstanding Shares. The Offeror is a Delaware corporation that was formed for the sole purpose of making the Offer and effecting the transaction in which Offeror will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated as of May 11, 2022, by and among the Company, Parent and the Offeror (as it may be amended from time to time, the “Merger Agreement”). The Offeror is a wholly owned subsidiary of Parent. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning Offeror and Parent.” The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See “Introduction” and Section 1—“Terms of the Offer.”

How much are you offering to pay for my securities, and what is the form of payment?

We are offering to pay $9.81 per Share, net to you in cash, without interest thereon, less any applicable tax withholding. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book-entry” form in your name with the Company’s transfer agent) and you directly tender your Shares to Computershare Trust Company N.A. (the “Depositary and Paying Agent”) in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

Will you have the financial resources to make payment?

Yes. The consummation of the Offer is not subject to any financing condition. The total amount of funds required by the Offeror and Parent to consummate the Offer and to provide funding for the Merger is approximately $233.1 million, plus related fees and expenses. The Offeror and Parent expect to fund such cash requirements from the proceeds from: (i)an equity investment contemplated pursuant to an equity commitment letter, dated May 11, 2022, that Parent has entered into in connection with the execution of the Merger Agreement (the “Equity Commitment Letter”) which provides for up to $123.0 million in equity financing (“Equity Financing”) and (ii) debt commitment letters, dated May 11, 2022 (the “Debt Commitment Letters”) which provide for $165.75 million in aggregate debt financing (“Debt Financing”). The Equity Financing contemplated by the Equity Commitment Letter and the Debt Financing contemplated by the Debt Commitment Letters are subject to the satisfaction of various customary conditions. See Section 12—“Sources and Amount of Funds” of this Offer to Purchase.

Is your financial condition material to my decision to tender in the Offer?

We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) we were organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger, (b) the Offer is being made for any and all of the issued and outstanding Shares of the Company solely for cash, (c) the Offer is not subject to any financing condition, (d) the Offer is being made for any and all of the outstanding Shares of the Company, (e) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than Shares owned by the Company or its affiliates, Shares owned by any direct or indirect wholly owned subsidiary of the Company or affiliates of such subsidiary or Shares owned by Parent, the Offeror or their affiliates, in each case immediately before the effective time of the Merger (the “Effective Time”) (collectively, the “Cancelled Shares”), and Shares owned by any stockholders who have properly demanded their appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) for cash at the same price per share as the Offer Price in the Merger and (f) we have all of the financial resources, including committed equity financing and debt financing, sufficient to finance the Offer and the Merger. See Section 12—“Sources and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•

the number of Shares validly tendered (and not withdrawn in accordance with the terms of the Offer) and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL) immediately prior to the Expiration Time (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h) of the DGCL), together with any Shares then owned by the Offeror, Parent and any of their respective affiliates, representing at least a majority of all then outstanding Shares as of the Expiration Time (the “Minimum Condition”);

•

the absence of any law or order (including any injunction or other judgment) enacted, issued or promulgated by any governmental authority of competent and applicable jurisdiction that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of the Shares by Parent or the Offeror, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or the Offeror, or the Merger;

•

the accuracy of the Company’s representations and warranties contained in the Merger Agreement (subject, in certain cases, to de minimis, materiality and Company Material Adverse Effect (as defined in the Merger Agreement and described in Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents”) qualifiers) (the “Representations Condition”);

•

the Company’s performance or compliance with its agreements, obligations and covenants as required under the Merger Agreement in all material respects and such failure to comply or perform shall not have been cured by the Expiration Time (the “Covenants Condition”);

•

the absence, since the date of the Merger Agreement, of any state of facts, change, condition, occurrence, effect, event, circumstance or development that has had or would reasonably be expected to have a Company Material Adverse Effect (the “MAE Condition”);

•

Parent’s receipt of a certificate signed on behalf of the Company by its chief executive officer, certifying that the Representation Condition, the Covenants Condition and the MAE Condition are satisfied as of immediately prior to the Effective Time; and

•	the Merger Agreement has not been terminated pursuant to its terms (the “Termination Condition”).

All of the conditions to the Offer must be satisfied or waived at or prior to the Expiration Time. See Section 13—“Conditions of the Offer.”

Is there an agreement governing the Offer?

Yes. The Company, Parent and the Offeror have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms of the Offer and the Offer Conditions (as defined in Section 1—“Terms of the Offer”), and, following the consummation of the Offer, the Merger. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents.”

What does the Company Board think about the Offer?

At a meeting held on May 11, 2022, after careful consideration, the Board of Directors of the Company (the “Company Board”), among other things, has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of, the Company and its stockholders, and declared it advisable, for the Company to enter into the Merger Agreement, (b) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein, and the consummation of the Offer and the Merger and the other transaction contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, (c) resolved that the Merger Agreement and the Merger will be governed by Section 251(h) of the DGCL and (d) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the Company Stockholders accept the Offer and tender their Shares to the Offeror pursuant to the Offer (such recommendation, the “Board Recommendation”).

See “Introduction” and Section 10—“Background of the Offer; Contacts with the Company”, Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents” and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC in connection with the Offer, a copy of which (without certain exhibits) is being furnished to the Company’s stockholders concurrently herewith.

Has the Company Board received a fairness opinion in connection with the Offer and the Merger?

Guggenheim Securities, LLC (“Guggenheim”), the financial advisor to the Company Board, has rendered to the Company Board an oral opinion, on May 11, 2022, which was subsequently confirmed by a written opinion, dated May 11, 2022, to the effect that, as of May 11, 2022 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Offer Price to be received by the holders of Shares (excluding any Cancelled Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of Guggenheim’s written opinion, which describes the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Guggenheim in preparing its opinion, will be included as an annex to the Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

How long do I have to decide whether to tender in the Offer?

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must comply with the procedures described in this Offer to Purchase and the Letter of Transmittal, as applicable, by the Expiration Time. The term “Expiration Time” means 12:00 Midnight, New York City time, on June 24, 2022 (one minute after 11:59 P.M., New York City time, on June 23, 2022), unless the Offeror or Parent has extended the initial offering period of the Offer, pursuant to the terms of the Merger Agreement, in which event the term “Expiration Time” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror or Parent, will expire.

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer and you cannot deliver everything that is required in order to make a valid tender by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”) may guarantee that the missing items will be received by the Depositary and Paying Agent within two New York Stock Exchange LLC (“NYSE”) trading days. For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within such two-trading-day period. As used in this Offer to Purchase, “trading day” means any day on which NYSE is open for business. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Tendering Shares.”

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact their nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms:

•

We will extend the Offer for any period required by any Law or Order, or any rule, regulation, interpretation or position of the SEC or its staff or the NYSE or as may be necessary to resolve any comments of the SEC or the staff or the NYSE, in each case, as applicable to the Offer (including for the avoidance of doubt the Schedule 14D-9 or the other Offer Documents);

•

If, as of any then-scheduled Expiration Time, any of the conditions to the Offer set forth in Annex A of the Merger Agreement are not satisfied or waived (if permitted hereunder), we may (and, if requested by the Company, shall, and Parent shall cause us to), extend the Offer for one or more successive extension periods of up to 10 Business Days each (with each such period to end at 11:59 p.m. (New York City time) on the last Business Day of such period) (or any other period as may be approved in advance by the Company) in order to permit the satisfaction of all of the conditions to the Offer; provided, however, that if the sole then-unsatisfied condition to the Offer is the Minimum Condition, we shall not be required (but in its sole discretion may elect) to extend the Offer for more than three occasions in consecutive periods of 10 Business Days each (each such period to end at 11:59 p.m. (New York City time) on the last Business Day of such period) (or such other period as may be approved in advance by the parties); and

•

If, at the then-scheduled Expiration Time, the Company brings or shall have brought any action in accordance with Section 9.16 of the Merger Agreement to enforce specifically the performance of the terms and provisions of this Agreement by Parent or Offeror, the Expiration Time shall be extended, subject to Section 1.1(d)(v) of the Merger Agreement, (x) for the period during which such action is pending or (y) by such other time period established by the court presiding over such action, as the case may be.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary and Paying Agent for the Offer, of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the business day after the day on which the Offer was scheduled to expire.

Have any stockholders already agreed to tender their Shares in the Offer?

Yes. In connection with the execution of the Merger Agreement, Parent and the Offeror have entered into a tender and support agreement with the Company’s current directors and executive officers (collectively, the “Supporting Stockholders”), who collectively held Shares representing approximately 4.5% of the voting power represented by the issued and outstanding Shares as of May 11, 2022 (the “Tender and Support Agreement”). The Tender and Support Agreement provides, among other things, that the Supporting Stockholders will validly and irrevocably tender all of their Shares held by such Supporting Stockholder over which such Supporting Stockholder holds sole voting and dispositive power in the Offer. Each of Support Stockholders has the right to terminate the Tender and Support Agreement under certain circumstances. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents” for more information.

How do I tender my Shares?

If you wish to accept the Offer and:

•

you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal;

•

you are a record holder (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book entry” form in your name with the Company’s transfer agent), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) or an Agent’s Message (as defined in Section 3—“Procedures for Tendering Shares”) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent. These materials must reach the Depositary and Paying Agent before the Offer expires; or

•

you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary and Paying Agent before the Offer expires, you may be able to obtain two additional NYSE trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery.

See the Letter of Transmittal and Section 3—“Procedures for Tendering Shares” for more information.

May I withdraw Shares I previously tendered in the Offer? Until what time may I withdraw tendered Shares?

Yes. You may withdraw previously tendered Shares any time prior to the Expiration Time, and, if not previously accepted for payment, at any time after July 24, 2022, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, by following the procedures for withdrawing your Shares in a timely manner. To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary and Paying Agent for the Offer, while you have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the Expiration Time to arrange for the withdrawal of your Shares in a timely manner. See Section 4—“Withdrawal Rights.”

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer, without interest and less any applicable tax withholding.

Subject to certain conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur.

Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote by the stockholders of the Company will be required in connection with the consummation of the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. See Section 7—“Certain Effects of the Offer.”

Will there be a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as promptly as practicable following the consummation of the Offer without a subsequent offering period.

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such stockholders properly perfect their right to seek appraisal under the DGCL. See Section 16—“Appraisal Rights.”

If the Offer is completed, will the Company continue as a public company?

No. Following the purchase of Shares tendered, we expect to promptly consummate the Merger in accordance with Section 251(h) of the DGCL, and no stockholder vote by the stockholders of the Company will be required in connection with the consummation of the Merger. If the Merger occurs, the Company will no longer be publicly owned. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive, as a result and following completion of the Merger, the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer.

What are your plans for the Company after the Merger?

We expect that, following consummation of the Merger and the other Transactions, the operations of Trecora Resources, the surviving corporation in the Merger and a Subsidiary of Parent (the “Surviving Corporation”), will be conducted substantially as they currently are being conducted, other than as a result of ceasing to be a public company. We do not have any current intentions, plans or proposals to cause any material changes in the Surviving Corporation’s business, other than in connection with the Company’s current strategic planning.

Nevertheless, the management and/or the board of directors of the Surviving Corporation may initiate a review of the Surviving Corporation to determine what changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the Surviving Corporation and may cause the Surviving Corporation to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if the management and/or board of directors of the Surviving Corporation decide that such transactions are in the best interest of the Surviving Corporation upon such review. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents.”

What is the market value of my Shares as of a recent date?

The Offer Price of $9.81 per Share represents a premium of approximately 29.9% over the closing price of $7.55 per Share reported on NYSE on May 10, 2022, the last full trading day prior to the public announcement of the signing of the Merger Agreement, and a 14.2% premium to the 90-day volume weighted average price as of such date. On May 24, 2022, the last full trading day before the Offeror commenced the Offer, the closing price of the Shares reported on the NYSE was $9.66 per Share.

We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—“Price Range of Shares; Dividends.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer, as set forth in Section 13—“Conditions of the Offer,” are satisfied or, to the extent permitted, waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount in cash equal to the number of Shares you tendered multiplied by $9.81, without interest and less any applicable withholding taxes, promptly following the Expiration Time. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares.”

What are the U.S. federal income tax consequences of participating in the Offer?

A U.S. Holder (as defined in Section 5—“Certain U.S. Federal Income Tax Consequences”) that disposes of Shares pursuant to the Offer generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Offer and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer.

The Company’s stockholders are urged to read carefully Section 5—“Certain U.S. Federal Income Tax Consequences” and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances of exchanging their Shares pursuant to the Offer or exchanging Shares pursuant to the Merger, including the consequences under any applicable state, local, non-U.S. or other tax laws. See Section 5—“Certain U.S. Federal Income Tax Consequences.”

What will happen to my stock options in the Offer and the Merger?

The Offer is made only for Shares and is not being made for any outstanding options to purchase Shares (each, a “Company Option”). However, pursuant to the Merger Agreement, immediately prior to the Effective Time, each Company Option that is outstanding and unexercised, whether vested or unvested, will by virtue of the Merger automatically and without any action on the part of the Company, Parent or any holder thereof, be cancelled and terminated and converted into the right to receive from the Surviving Corporation as promptly as practicable after the Effective Time an amount in cash equal to the product of (a) the aggregate number of Shares underlying such Company Option immediately prior to the Effective Time multiplied by (b) an amount equal to (i) the Merger Consideration less (ii) the exercise price per share of such Company Option, without interest and less any applicable withholding taxes. Any Company Option which has an exercise price per share that is greater than the Merger Consideration will be cancelled without consideration.

What will happen to my restricted stock units that vest based upon continued service in the Offer and the Merger?

The Offer is made only for Shares and is not being made for any outstanding awards of (i) restricted stock units that vest based upon continued service with the Company (the “Company RSU Awards”). However, pursuant to the terms of the Merger Agreement, immediately prior to the Effective Time, each Vested Company RSU Award that is outstanding immediately prior thereto will by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive from the Surviving Corporation an amount in cash equal to the product of (a) the Merger Consideration multiplied by (b) the aggregate number of Shares underlying such Company RSU Award immediately prior to the Effective Time, without interest and less any applicable withholding taxes, which will be paid through payroll to each holder of a cancelled Company RSU Award as promptly as practicable (and in no event later than the next regularly scheduled payroll date) after the Effective Time.

With respect to each Unvested Company RSU Award, pursuant to the terms of the Merger Agreement, immediately prior to the Effective Time, such Awards shall be cancelled and converted into a deferred cash award equal to the product of (a) the Merger Consideration multiplied by (b) the aggregate number of Company Shares underlying such Award, each an “RSU Replacement Award”. Each RSU Replacement Award will be governed by an individual agreement between the Company and the holder, representing the right to receive a cash payment payable on the earlier of January 20, 2023 or on qualifying termination as prescribed in the Merger Agreement, and paid, less any applicable without taxes, on the earlier of (a) January 2023 or (b) within 60 days following a qualifying termination. The holder of an RSU Replacement Award need not be employed on January 20, 2023 to be eligible to receive the cash payment in respect of such RSU Replacement Award.

Any RSU Awards held by non-employee directors will receive the same treatment as vested RSU Awards described above.

What will happen to my restricted stock unit awards that vest based upon the attainment of performance measures in the Offer and the Merger?

The Offer is made only for Shares and is not being made for any outstanding awards of (i) restricted stock units that vest based upon the attainment of performance measures (the “Company PSU Awards”). However, pursuant to the terms of the Merger Agreement, immediately prior to the Effective Time, each Vested Company PSU Award that is outstanding immediately prior thereto will by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive from the Surviving Corporation an amount in cash equal to the product of (a) the Merger Consideration multiplied by (b) the aggregate number of Shares underlying such Company PSU Award, immediately prior to the Effective Time, assuming target performance, without interest and less any applicable withholding taxes, which will be paid through payroll to each holder of a cancelled Company PSU Award as promptly as practicable (and in no event later than the next regularly scheduled payroll date) after the Effective Time.

With respect to each Unvested Company PSU Award, pursuant to the terms of the Merger Agreement, immediately prior to the Effective Time, such Awards shall be cancelled and converted into a deferred cash award equal to the product of (a) the Merger Consideration multiplied by (b) the aggregate number of Company Shares underlying such Award assuming target performance, each a “PSU Replacement Award”. Each PSU Replacement Award will be governed by an individual agreement between the Company and the holder, representing the right to receive a cash payment payable on the earlier of January 20, 2023 or on qualifying termination as prescribed in the Merger Agreement, and paid, less any applicable without taxes, on the earlier of (a) January 2023 or (b) within 60 days following a qualifying termination. The holder of an PSU Replacement Award need not be employed on January 20, 2023 to be eligible to receive the cash payment in respect of such RSU Replacement Award.

Any PSU Awards held by non-employee directors will receive the same treatment as vested PSU Awards described above.

Whom can I contact if I have questions about the Offer?

For further information, you can call Georgeson LLC., the Information Agent for the Offer, at 866-413-5899 or 1-781-575-2137.

To: Holders of Shares of Common

Stock of Trecora Resources:

Introduction

Balmoral Swan MergerSub, Inc., a Delaware corporation (the “Offeror”), a wholly owned subsidiary of Balmoral Swan Parent, Inc., a Delaware corporation (“Parent”), which is controlled by certain funds managed by Balmoral Funds LLC (“Balmoral”), hereby offers to purchase any and all of the outstanding shares (the “Shares”) of common stock, par value $0.10 per share (the “Common Stock”), of Trecora Resources, a Delaware corporation (“Trecora” or the “Company”), at a purchase price of $9.81 per Share, net to the holders thereof, in cash, without interest thereon, less any applicable tax withholding (the “Offer Price”) upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal,” together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the “Offer”). The Company has informed us that as of May 11, 2022, the Support Stockholders (as defined below) collectively beneficially owned approximately 4.5% of the then-outstanding shares, which Shares will be tendered, or caused to be tendered, by the Supporting Stockholders pursuant to the Offer in accordance with the Tender and Support Agreement.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of May 11, 2022, by and among the Company, Parent and the Offeror (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror will merge with and into Trecora Resources, with Trecora Resources surviving as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Shares issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will cease to be publicly traded, and Trecora Resources will become a wholly owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the “Transactions.”

If your Shares are registered in your name and you validly tender directly to Computershare Trust Company N.A. (the “Depositary and Paying Agent”), you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by the Offeror. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among others things, the following: (a) the number of Shares validly tendered (and not properly withdrawn in accordance with the terms of this Offer) immediately prior to the Expiration Time (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as defined by Section 251(h)(6) of the General Corporation Law of the State of Delaware (the “DGCL”)), together with any Shares then owned by the Offeror, Parent and any of their respective affiliates, representing at least a majority of the then-outstanding Shares as of the Expiration Time (the “Minimum Condition”); (b) the absence of any law or order (including any injunction or other judgment) enacted, issued or promulgated by any governmental authority of competent and applicable jurisdiction that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of the Shares by Parent or the Offeror, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or the Offeror, or the Merger; (c) the accuracy of the Company’s representations and warranties contained in the Merger Agreement (subject, in certain cases, to de minimis, materiality and Company Material Adverse Effect qualifiers) (the “Representations Condition”); (d) the Company’s performance or compliance with its agreements, obligations and covenants as required under the Merger Agreement in all material respects and such failure to comply or perform shall not have been cured by the Expiration Time (the “Covenants Condition”); (e) the absence, since the date of the Merger Agreement, of any state of facts, change, condition, occurrence, effect, event, circumstance or development that has had or would reasonably be expected to have a Company Material Adverse Effect (the “MAE Condition”); (f) Parent’s receipt of a certificate signed on behalf of the Company by its chief executive officer, certifying that the Representation Condition, the Covenants Condition and the MAE Condition are satisfied as of immediately prior to the Effective Time; and (g) the Merger Agreement has not been terminated pursuant to its terms (the “Termination Condition”). Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Offeror and Parent expressly reserve the right to increase the Offer Price, waive any Offer Condition (other than as set forth below), in whole or in part, or to make any other changes in the terms and Offer Conditions; provided, however, that pursuant to the Merger Agreement, the Offeror has agreed that it will not, without the prior written consent of the Company, (a) waive or modify the Minimum Condition or the Termination Condition, or (b) make any change in the terms of or Offer Conditions that (1) changes the form of consideration to be paid in the Offer, (2) decreases the Offer Price or the number of Shares sought in the Offer, (3) extends the Offer or the Expiration time, except as permitted by the Merger Agreement, (4) imposes conditions to the Offer other than those set forth in the Merger Agreement, or (5) amends any term or condition of the Offer in any manner that is adverse to the holders of the Shares. All of the conditions to the Offer must be satisfied or waived at or prior to the Expiration Time. The Offer is also subject to certain other terms and conditions. See Section 13—“Conditions of the Offer.”

The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on June 24, 2022 (one minute after 11:59 P.M., New York City time, on June 23, 2022) or, if the Offer has been extended pursuant to and in accordance with the Merger Agreement, the date and time to which the Offer has been so extended. See Section 1—“Terms of the Offer,” Section 13—“Conditions of the Offer” and Section 15—“Certain Legal Matters; Regulatory Approvals.”

At a meeting held on May 11, 2022, after careful consideration, the Board of Directors of the Company (the “Company Board”), among other things, unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of, the Company and its stockholders, and declared it advisable, for the Company to enter into the Merger Agreement, (b) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Offer and the Merger, and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions therein, (c) resolved that the Merger Agreement and the Merger will be governed by Section 251(h) of the DGCL and (d) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the Company Stockholders accept the Offer and tender their Shares to the Offeror pursuant to the Offer (such recommendation, the “Board Recommendation”).

For factors considered by the Company Board in connection with making its recommendation, see Item 4 of the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the U.S. Securities and Exchange Commission (the “SEC”), a copy of which (without certain exhibits) is being furnished to the Company’s stockholders concurrently herewith under the heading “Reasons for Recommendation of the Board.”

The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon filing of the Certificate of Merger or at such later date or time as Parent, Offeror and the Company may agree and specify in the Certificate of Merger (the “Effective Time”). At the Effective Time, each issued and outstanding Share (other than Shares owned by the Company or its affiliates, Shares owned by any direct or indirect wholly owned subsidiary of the Company or affiliates of such subsidiary or Shares owned by Parent, Offeror or their affiliates, in each case, immediately before the Effective Time (collectively, the “Cancelled Shares”), and Shares owned by any stockholders who have properly demanded their appraisal rights in accordance with Section 262 of the DGCL) will automatically be converted into the right to receive cash in an amount equal to the Offer Price (the “Merger

Consideration”). The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents.”

Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a tender offer for a public Delaware corporation, the stock irrevocably accepted for purchase pursuant to such tender offer and received by the depositary prior to the expiration of such tender offer, plus the stock otherwise owned by the consummating corporation equals at least such percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL or the target corporation’s certificate of incorporation, and each outstanding share of each class or series of stock that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in such tender offer, the consummating corporation may effect a merger without a meeting or vote of the stockholders of the target corporation. Accordingly, if the Offer is consummated and as a result the number of Shares validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Time, together with any Shares then owned by the Offeror, Parent and any of their respective affiliates, represents a majority of the then-outstanding Shares, the Offeror will not seek the approval of the Company’s remaining public stockholders before effecting the Merger. Section 251(h) also requires that the Merger Agreement provide that such merger will be effected as soon as practicable subject to the conditions set forth in the Merger Agreement following the consummation of the tender offer. Therefore, the Company, Parent and the Offeror have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, but in any event no later than the business day immediately following the Acceptance Time. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents.”

No appraisal rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders may be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures described under Section 262 of the DGCL. Such stockholder will not be entitled to receive the Offer Price or the Merger Consideration (in each case, without interest and less any applicable withholding taxes), but instead will be entitled to receive only those rights provided under Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16—“Appraisal Rights.”

Guggenheim Securities, LLC (“Guggenheim”), the financial advisor to the Company Board, has rendered to the Company Board an oral opinion, on May 11, 2022, which was subsequently confirmed by a written opinion, dated May 11, 2022, to the effect that, as of May 11, 2022 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Offer Price and the Merger Consideration to be received by the holders of Shares (excluding any Cancelled Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of Guggenheim’s written opinion, which describes the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Guggenheim in preparing its opinion, will be included as an annex to the Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

The Offeror has engaged Computershare Trust Company N.A. to act as the depositary and paying agent for the Offer (the “Depositary and Paying Agent”). The Offeror has engaged Georgeson LLC to act as information agent for the Offer (the “Information Agent”). Parent will pay, or cause to be paid, all charges and expenses of the Depositary and Paying Agent, and the Information Agent.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent.

Such copies will be furnished promptly at the Offeror’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

This Offer to Purchase, the related Letter of Transmittal and the other documents referred to in this Offer to Purchase contain important information and such documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

The Tender Offer

1. Terms of the Offer

Upon the terms and subject to the satisfaction or, to the extent permitted, waiver of the Offer Conditions (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we have agreed in the Merger Agreement to accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Expiration Time in accordance with the procedures described in Section 4—“Withdrawal Rights.” The term “Expiration Time” means 12:00 Midnight, New York City time, on June 24, 2022 (one minute after 11:59 P.M., New York City time, June 23, 2022), unless the Offeror has extended the offering period of the Offer, pursuant to the terms of the Merger Agreement, in which event the term “Expiration Time” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire. For purposes of the Offer, as provided under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13—“Conditions of the Offer” (the “Offer Conditions”). The Parent or Offeror may, subject to the terms and conditions of the Merger Agreement, terminate the Offer without purchasing any Shares if the conditions described in Section 13 are not satisfied or waived. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement—Termination.”

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Offeror and Parent expressly reserve the right to increase the Offer Price, waive any Offer Condition (other than as set forth below), in whole or in part, or to make any other changes in the terms and Offer Conditions; provided, however, that pursuant to the Merger Agreement, the Offeror has agreed that it will not, without the prior written consent of the Company, (a) waive or modify the Minimum Condition or the Termination Condition, or (b) make any change in the terms of or Offer Conditions that (1) changes the form of consideration to be paid in the Offer, (2) decreases the Offer Price or the number of Shares sought in the Offer, (3) extends the Offer or the Expiration time, except as permitted by the Merger Agreement, (4) imposes conditions to the Offer other than those set forth in the Merger Agreement, or (5) amends any term or condition of the Offer in any manner that is adverse to the holders of the Shares.

The Merger Agreement provides, among other things, that with respect to the Offer Price and Merger Consideration (as defined in Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents”), if at any time on or after the date of the Merger Agreement and at or prior to the time the Offeror accepts Shares for payment, there is any change in the outstanding equity interests of the Company that occurs as a result of any reorganization, reclassification, recapitalization, stock split, reverse stock split, subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, the Offer Price will be equitably adjusted to provide the holders of the Shares the same economic effect as contemplated by the Merger Agreement prior to such action; provided that the aggregate payments required to be made by the Offeror pursuant to the Merger Agreement shall not be increased solely as a result of any such, including as a result of the adoption of the Rights Plan or the issuance of the Rights by the Company as contemplated by the Rights Plan (as defined in Section 11)

Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, (a) if any of the Offer Conditions has not been satisfied or waived, the Offeror will extend the Offer on one or more occasions in consecutive periods of ten business days each (or any other period as may be approved in advance by the Company) in order to permit satisfaction of all of the Offer Conditions, provided that if the sole remaining unsatisfied Offer Condition is the Minimum Condition, Offeror will not be required to extend the Offer for more than three occasions in consecutive periods of ten business days each (or such other duration as the parties agree), (b) the Offeror will extend the Offer for the minimum period required by applicable law, including any rule, regulation, interpretation or position of the SEC or its staff or the New

York Stock Exchange LLC (“NYSE”) or as may be necessary to resolve any comments of the SEC or its staff or the NYSE, in each case, as applicable to the Offer, the Schedule 14D-9 or the forms of the letter of transmittal and summary advertisement, if any, and other required or customary ancillary documents and exhibits, in each case, in respect of the Offer (the “Offer Documents”), (c) the Offeror will extend the Offer if, at the then-scheduled Expiration Time, the Company brings or has brought any action in accordance with the applicable provisions of the Merger Agreement to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or the Offeror, (x) for the period during which such action is pending or (y) by such other time period established by the court presiding over such action, as the case may be.

There can be no assurance that the Offeror will exercise any right to extend the Offer or that the Offeror will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously validly tendered and not properly withdrawn will remain subject to the Offer in accordance with its terms and subject to withdrawal rights. See Section 4—“Withdrawal Rights.” If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC’s view, an offer to purchase should remain open for a minimum of five business days from the date a material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Time the Offeror decreases the number of Shares being sought or changes the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of that increase or change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of that 10th business day.

The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the Offer Conditions set forth in Section 13—“Conditions of the Offer” have not been satisfied or upon the occurrence of any of the events set forth in Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement—Termination.” Under certain circumstances, Parent and the Offeror may terminate the Merger Agreement and the Offer, but Parent and the Offeror are prohibited from terminating the Offer prior to any then-scheduled Expiration Time without the prior written consent of the Company, in its sole discretion, unless the Merger Agreement has been terminated in accordance with its terms.

The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15—“Certain Legal Matters; Regulatory Approvals.” See Section 13—“Conditions of the Offer” and Section 15—“Certain Legal Matters; Regulatory Approvals.” The reservation by the Offeror of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Offeror to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, promptly, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of the Offeror under those rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to a national news service and making any appropriate filings with the SEC.

The Company has agreed to provide, or cause its transfer agent to provide, Parent and the Offeror with such assistance and such information available to the Company as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of the Shares, including a list of such holders, as of the most recent practicable date, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of the Shares (including updated lists of stockholders, mailing labels, listings or files of securities positions). This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

Upon the terms and subject to the Offer Conditions (including, if the Offer is extended or amended in accordance with the terms of the Merger Agreement, the terms and conditions of any such extension or amendment), including satisfaction or waiver of all of the Offer Conditions, the Offeror will, and Parent will cause the Offeror to, at, or promptly after, the Expiration Time, irrevocably accept for payment (but in any event within one business day), and, at or promptly following acceptance for payment (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) pay for, all Shares validly tendered and not properly withdrawn pursuant to the Offer, except that with respect to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, the Offeror is under no obligation to make any payment for such Shares unless and until such Shares are delivered in settlement or satisfaction of such guarantee. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, the Offeror reserves the right to delay acceptance for payment of, or payment for, Shares, pending receipt of the regulatory or governmental approvals specified in Section 15—“Certain Legal Matters; Regulatory Approvals.” For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—“Certain Legal Matters; Regulatory Approvals.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”), a manually executed facsimile thereof or an Agent’s Message (as defined in Section 3—“Procedures for Tendering Shares” below)), properly completed and duly executed, with any required signature guarantees and (c) any other documents required by the Letter of Transmittal. See Section 3—“Procedures for Tendering Shares.” Accordingly, tendering stockholders may be paid, at different times, depending upon when certificates or book-entry transfer confirmations with respect to their Shares are actually received by the Depositary and Paying Agent.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when the Offeror gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefore with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from the Offeror and transmitting those payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are received by the Depositary and Paying Agent.

If any tendered Shares are not accepted for payment pursuant to the terms the Offer and the Offer Conditions for any reason, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” those Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

If, prior to the Expiration Time, the Offeror increases the consideration offered to holders of Shares pursuant to the Offer, that increased consideration will be paid to holders of all Shares that are tendered pursuant to the Offer, whether or not those Shares were tendered prior to that increase in consideration.

3. Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time and either (1) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of that delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that (x) DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (y) the Offeror may enforce that agreement against the participant.

Book-Entry Transfer. The Depositary and Paying Agent has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for that transfer using DTC’s ATOP system. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, the owners’ powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the Expiration Time, may tender those Shares by satisfying all of the requirements set forth below:

•	the tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Time; and

•

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within two trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which the NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile transmission or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Offeror. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by a participant by means of the confirmation system of DTC.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are received by the Depositary and Paying Agent.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares (pursuant to any one of the procedures described above) will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender, sell, transfer and assign the Shares tendered, as specified in the Letter of Transmittal (and any and all other Shares or other securities issued or issuable in respect of such Shares), and that when the Offeror accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror’s acceptance for payment of Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms of the Offer and subject to the Offer Conditions.

Other Requirements. Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Shares pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary and Paying Agent. Under no circumstances will interest be paid by the Offeror on the purchase price of Shares, regardless of any extension of the Offer or any delay in making that payment.

Binding Agreement. The acceptance for payment by the Offeror of Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms of the Offer and subject to the Offer Conditions.

Irrevocable Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of the Offeror as that stockholder’s true and lawful agent and attorney-in-fact and proxies, each with full power of substitution and re-substitution, to the full extent of that stockholder’s rights with respect to the Shares tendered by that stockholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of the Merger Agreement. Such proxies and powers of attorney will be irrevocable and deemed to be coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by the stockholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Upon the effectiveness of the appointment, the Offeror’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company’s stockholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror’s payment for those Shares, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Offeror (which may delegate such power, in whole or in part, to the Depositary and Paying Agent) in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms of the Offer and subject to the Offer Conditions (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

No alternative, conditional or contingent tenders will be accepted.

4. Withdrawal Rights

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Time and, if not previously accepted for payment, at any time after July 24, 2022, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4; otherwise, the tender of Shares pursuant to the Offer is irrevocable.

For a withdrawal of Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of those certificates. If a stockholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror’s rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of the Offeror, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the Expiration Time.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror (which may delegate such power in whole or in part to the Depositary and Paying Agent), in its sole and absolute discretion, which determination shall be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror also reserves the absolute right to waive any defect or irregularity in the notice of withdrawal of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5. Certain U.S. Federal Income Tax Consequences

The following summary describes certain U.S. federal income tax consequences to holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, holders that own or have owned more than 5% of the Shares by vote or value (whether those Shares are or were actually or constructively owned), regulated investment companies, real estate mortgage investment conduits, real estate investment trusts, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, U.S. expatriates, dissenting stockholders, and persons that acquired Shares in a compensatory transaction. In addition, this summary does not address persons that hold an interest in a partnership, S corporation or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax considerations (e.g., the federal estate or gift tax), or the application of the Medicare tax on net investment income under Section 1411 of the Code.

The following is based on the provisions of the Code, final, proposed and temporary Treasury regulations promulgated under the Code (“Treasury Regulations”), administrative rulings and other guidance, and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States; (b) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (2) the trust has properly elected under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a beneficial owner of Shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes that is not a U.S. Holder.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on the status or activities of the partner or the partnership. Partnerships that are beneficial owners of Shares, and partners in such partnerships, are urged to consult their own tax advisors regarding the

U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Because individual circumstances may vary, holders of Shares should consult their own tax advisors as to the tax consequences of the Offer and the Merger on a beneficial holder of Shares in their particular circumstances, including the application of any state, local or non-U.S. tax laws and any changes in such laws.

Certain U.S. Federal Income Tax Consequences for U.S. Holders.

A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger, respectively. See Instruction 9 of the Letter of Transmittal. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Such recognized gain or loss will generally constitute a capital gain or loss, and will be long-term capital gain or loss if the Shares disposed of in the Offer or the Merger are held for more than one year. Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital loss is subject to limitations.

Non-U.S. Holders.

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the exchange of the Shares pursuant to the Offer or the Merger unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the disposition of the Shares, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding Tax.

Payments made to holders of Shares in the Offer or the Merger generally will be subject to information reporting and may be subject to a backup withholding tax (currently at a rate of 24%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should properly complete and return IRS Substitute Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a United States person within the meaning of Section 7701(a)(30) of the Code, the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Non-U.S. Holders that do not otherwise establish an exemption should submit an appropriate and properly completed IRS Form W-8BEN, W-8BEN-E or other appropriate W-8, a copy of which may be obtained from the Depositary and Paying Agent, in order to avoid backup withholding. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6. Price Range of Shares; Dividends

The Shares are listed on the NYSE under the symbol “TREC”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the NYSE as reported by published financial sources with respect to periods occurring in fiscal years 2019, 2020, 2021, 2022:

Fiscal Year	High	Low
2020:
First Quarter	$7.51	$4.57
Second Quarter	$7.04	$4.31
Third Quarter	$6.64	$5.51
Fourth Quarter	$7.22	$5.92
2021:
First Quarter	$8.01	$6.31
Second Quarter	$9.03	$7.55
Third Quarter	$8.77	$7.64
Fourth Quarter	$9.28	$7.53
2022:
First Quarter	$9.07	$7.92
Second Quarter (through May 11, 2022)	$9.74	$7.55

The Offer Price of $9.81 per Share represents a premium of approximately 29.9% over the closing price of $7.55 per Share reported on NYSE on May 10, 2022, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, and a 14.2% premium to the 90-day volume weighted average price as of such date. On May 24, 2022, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE was $9.66 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

No dividends were paid on the Company’s Common Stock during the years ended December 31, 2021 and 2020 or in 2022. Under the terms of the Merger Agreement, the Company is not permitted, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), to authorize, declare, set aside, make or pay any dividend or other distribution with respect to the Shares. See Section 14—“Dividends and Distributions.”

7. Certain Effects of the Offer

If, as a result of the Offer, the Offeror owns Shares representing at least a majority of all then-outstanding Shares, Parent, the Offeror and the Company will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the consummation of the Offer, without a meeting or vote of the

Company’s stockholders, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of the Merger Agreement. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Market for the Shares. If the Offer is consummated, there will be no market for the Shares because Parent and Offeror intend to consummate the Merger as promptly as practicable following the consummation of the Offer.

NYSE Listing. The Shares are currently listed on the NYSE and trade under the symbol “TREC”. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the consummation of the Offer), the Shares will no longer meet the requirements for continued listing on the NYSE because the only stockholder will be Parent. Immediately following the consummation of the Merger, we intend to cause the Company to delist the Shares from the NYSE.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. We intend to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to the Company. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act is terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8. Certain Information Concerning the Company

General. The description of the Company and its business set forth in the following paragraph has been derived from information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”) publicly available documents and records on file with the SEC and other public sources.

The Company is a leading provider of specialty hydrocarbons, specialty waxes and custom processing services for a broad array of end markets. The Company’s products are used in applications including polyethelene, poly-iso and expandable / extruded polystyrene. It has a leadership position across core markets that are backed by favorable secular trends, and strong and longstanding relationships with many of its largest customers. It is focused on executing on its strategy refocusing its business to prioritize free cash flow through ongoing margin enhancement and process optimization initiatives while prudently allocating capital to high-confidence growth projects.

The Company’s principal executive offices are located at 1650 Hwy 6 S, Suite 190, Sugar Land, Texas 77478. The telephone number of the Company’s principal executive office is (281) 980-5522.

Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is currently subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their compensation), the principal holders of the Company’s securities, any material interests of those persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic and current reports distributed to the Company’s stockholders and filed with the SEC.    Such reports, proxy statements and other information are available on http://www.sec.gov.

Sources of Information. Except as otherwise set forth herein, the information concerning the Company and its business has been taken from the Annual Report, publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by such records. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, the Offeror, the Information Agent or the Depositary and Paying Agent, or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning the Company contained in those documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

Certain Company Forecasts. The Company provided Parent with certain internal financial projections as described in the Company’s Schedule 14D-9, which will be filed with the SEC and is being mailed to the Company’s stockholders contemporaneously with this Offer to Purchase.”

9. Certain Information Concerning the Offeror, Parent and Balmoral

Parent and the Offeror are Delaware corporations. Parent was formed on May 4, 2022 and the Offeror was formed on May 4, 2022, in each case, solely for the purpose of completing the Offer and the Merger and each has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Until immediately prior to the time the Offeror purchases Shares pursuant to the Offer, it is not anticipated that Parent or the Offeror will have any significant assets or liabilities or engage in activities other than those incidental to their formation, capitalization and the consummation of the transactions contemplated by the Offer and/or the Merger. The Offeror is a wholly owned subsidiary of Parent. Parent currently is and will, upon completion of the Transactions, be controlled by certain funds managed by Balmoral. Parent’s equity is and will, upon completion of the Transactions, be owned by certain funds managed by Balmoral. The principal business activity of Balmoral is to manage investment funds. The principal office address of Balmoral, Parent and the Offeror is 1150 Santa Monica Blvd, Suite 825, Los Angeles, CA 90025. The telephone number at the principal office is (310) 473-3065.

Pursuant to the Equity Commitment Letter dated May 11, 2022 (the “Equity Commitment Letter”) a certain fund managed by Balmoral (the “Equity Investor”) has committed up to $123 million in aggregate of equity financing to Parent in connection with completion of the Offer and the Merger, subject to the applicable conditions set forth in the Merger Agreement and the Equity Commitment Letter.

The name, business address, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of each of Parent, the Offeror, and Balmoral are set forth in Schedule A to this Offer to Purchase (“Schedule A”). Except as set forth elsewhere in this Offer to Purchase, (i) none of Parent, the Offeror, Balmoral or, to the knowledge of each of Parent, the Offeror and Balmoral, any of the entities or persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of Parent, the Offeror, Balmoral or, to the best of their knowledge, any of the entities or persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

10. Background of the Offer; Contacts with the Company

The following is a description of significant contacts between representatives of Balmoral, Parent and Offeror, on the one hand, and representatives of the Company, on the other hand, that resulted in the execution of the Merger Agreement and commencement of the Offer. The discussion below covers only the key events and does not attempt to describe every communication among the parties. For a review of the Company’s activities relating to the contacts leading to the Merger Agreement, please refer to the Schedule 14D-9, which will be filed by the Company with the SEC and is being mailed to the Company’s stockholders concurrently with this Offer to Purchase.

On December 7, 2021, representatives of Guggenheim contacted representatives of Balmoral regarding Balmoral’s interest in the potential purchase of the Company. On December 16, 2021, Balmoral executed a non-disclosure agreement.

On December 22, 2021, representatives of Guggenheim delivered a confidential information presentation (the “CIP”) regarding the Company.

On January 5, 2022, representatives of Guggenheim held a call with representatives of Balmoral to discuss the CIP. Immediately following this call, representatives of Balmoral requested a call with the Company’s management team to discuss the CIP and an initial diligence review of the Company, which was held on January 14, 2022.

On January 14, 2022, representatives of the Company met with representatives of Balmoral to discuss the Company and to answer initial questions following Balmoral’ review of the CIP and initial diligence review.

On January 25, 2022, representatives of Guggenheim held a discussion with representatives of Balmoral regarding the anticipated process following the delivery of a bid for the Company.

On January 26, 2022, representatives of Balmoral submitted an initial non-binding indication of interest that contemplated an all-cash transaction at $9.50 per Share.

Over the course of the next several days, representatives of Guggenheim contacted representatives of Balmoral to discuss its non-binding indication of interest and to further discuss the process.

On February 18, 2022, representatives of the Company delivered a management presentation to representatives of Balmoral and its advisors.

On February 23, 2022, representatives of Guggenheim held a call with representatives of Balmoral to discuss feedback from the management presentation given on February 18, 2022, and to outline the next steps in the process.

On February 25, 2022, representatives and advisors of Balmoral were granted access to a virtual data room to commence the due diligence review process.

Between March 11 and March 15, 2022, representatives of the Company held three separate financial due diligence calls with representatives of CohnReznick, LLP, Balmoral’ quality of earnings report provider. During this time, representatives of Guggenheim held a separate discussion with representatives of Balmoral related to due diligence matters.

Between March 16 and April 12, 2022, the respective representatives and advisors of the Company and Balmoral continued to hold discussions and site visits with respect to diligence, financing and general transaction matters.

On April 15, 2022, representatives of Balmoral contacted representatives of Guggenheim by telephone and indicated that Balmoral was revising its bid to $9.17 per Share for all outstanding Shares of the Company’s common stock. Representatives of Balmoral followed up this telephone conference with an email containing a markup of the bid draft of the Merger Agreement as well as a draft exclusivity agreement, pursuant to which Balmoral requested an exclusivity period of six business days.

On April 19, 2022, representatives of Guggenheim held a call with representatives of Balmoral to convey that the Company’s Board was not willing to grant an exclusivity period and that Balmoral’s offer would need to improve to at least $10 per share if the parties were to continue discussions. Representatives from Balmoral indicated that a price of $10 per Share would not be possible.

On April 25, 2022, representatives of Guggenheim held a call with representatives of Balmoral to indicate that the Board was not interested in providing a counterproposal at a price below $10 per Share and did not intend to provide a revised draft of the Merger Agreement absent an oral agreement on in improved valuation for the Company.

On April 27, 2022, representatives of Balmoral sent a letter to the Board indicating that its due diligence review of the Company was complete, and its financing was fully committed. The letter contained an offer of a “best and final” price to acquire all outstanding Shares of the Company’s common stock for $9.81 in cash per Share. The letter recited that the offer was conditioned on several factors, including a cap on expenses of the Company in connection with the transaction and the agreement of certain members of management who hold equity awards agreeing to change the terms of such awards such that they would be settleable in cash on a delayed vesting schedule. Representatives of Balmoral also requested that the Company return a revised draft of the Merger Agreement that would be responsive to the draft sent by representatives of Balmoral on April 15, 2022.

On May 2, 2022, Morgan, Lewis & Bockius LLP (“Morgan Lewis”), outside counsel to the Company, sent a revised draft of the Merger Agreement to Blank Rome LLP (“Blank Rome”), outside counsel to Parent and the Offeror, subject to any further revisions based on review by the Board.

On May 3, 2022, representatives of Blank Rome delivered initial drafts of the Equity Commitment Letter and the limited guarantee. Over the course of the following week, the respective representatives and advisors of Balmoral and the Company exchanged revised drafts of the Equity Commitment Letter and the Limited Guarantee and negotiated the terms thereof, including with respect to (i) the amount of the equity investment that funds affiliated with Balmoral and Parent would agree to deliver to Parent to fund the transactions contemplated by the Merger Agreement and (ii) the Company’s rights to specifically enforce such equity financing commitment.

On May 4, 2022, representatives of Morgan Lewis and Blank Rome held a teleconference to discuss various due diligence requests and open issues in the Merger Agreement. Representatives of Morgan Lewis conveyed that the Board was supportive of the $9.81 per Share price, subject to satisfactory negotiation of the open points in the Merger Agreement. Representatives of Morgan Lewis also informed Blank Rome that the Board was unwilling to engage with Company management on the treatment of the management equity awards in the manner desired by Parent, as well as other open points, including whether there would be a need for antitrust filings. Representatives of Blank Rome also stated on this teleconference that a condition of Parent’s offer would be that the Board adopt a stockholder rights agreement in connection with the execution and delivery of the Merger Agreement. Morgan Lewis agreed to share the position with the Board. On this same day, representatives of Balmoral sent drafts of the debt commitment letters to Guggenheim.

On May 5, 2022, representatives of Morgan Lewis and Blank Rome continued their discussion of the treatment of management equity awards in the Transactions. Also on May 5, 2022, representatives of Blank Rome delivered to representatives of Morgan Lewis initial drafts of the debt commitment letters to be issued by certain financial institutions and their affiliates in connection with the Transactions. Over the course of the following week, counsel to Parent and the Company exchanged revised drafts of the debt commitment letters and negotiated the terms thereof.

Also on May 5, 2022, representatives of Blank Rome delivered a revised draft of the Merger Agreement to representatives of Morgan Lewis. Representatives of Blank Rome also delivered an initial draft of the Tender and Support Agreement to be executed by the officers and directors of the Company simultaneously with the execution of the Merger Agreement.

On May 6, 2022, representatives of Morgan Lewis and Blank Rome discussed the open issues in the Merger Agreement. Later that night, representatives of Morgan Lewis sent an initial draft of the disclosure schedules as well as revised drafts of the equity commitment letter, limited guarantee and debt commitment letters to Blank Rome.

On May 7, 2022, representatives of Morgan Lewis and Blank Rome discussed the open issues in the Merger Agreement and certain requirements of Parent with respect to a stockholder rights agreement. On that same day, representatives of Morgan Lewis sent revised drafts of the Tender and Support Agreement and the Merger Agreement to representatives of Blank Rome.

On May 8, 2022, representatives of Blank Rome sent a revised draft of the disclosure schedules to representatives of Morgan Lewis. Over the course of the next two days representatives of Morgan Lewis and Blank Rome exchanged further revised drafts of the disclosure schedules and participated in telephone calls regarding the same.

Throughout the day on May 10, 2022, representatives of Morgan Lewis and Blank Rome continued negotiation of the Merger Agreement and exchanged revised drafts of the Merger Agreement, revised drafts of the equity commitment letter, debt commitment letters, limited guarantee and tender and Support agreement and the parties negotiated the final open issues in the Merger Agreement other transaction documents.

The morning of May 11, 2022, the respective boards of directors of each of the Company, Parent and Merger Sub approved and declared advisable the execution and delivery of the Merger Agreement and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein.

Following the board approvals, the Merger Agreement, the Stockholder Rights Agreement, the Tender & Support Agreements and other ancillary agreements related to the Offer and the Merger were executed by Parent, Merger Sub, the Company and the other respective parties thereto.

Prior to the opening of U.S. stock markets on May 11, 2022, the Company issued a press release announcing the execution of the Merger Agreement.

11. Purpose of the Offer and Plans for the Company; Transaction Documents

Purpose of the Offer and Plans for the Company. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for Parent to acquire control of, and all of the outstanding equity interests in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The Merger Agreement provides, among other things, that the Offeror will be merged with and into the Company and that, upon consummation of the Merger, the Company, as the Surviving Corporation, will become a wholly owned subsidiary of Parent.

If you sell your Shares in the Offer, you will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the Surviving Corporation and will not have any right to participate in its earnings and future growth. Similarly, after selling your Shares in the Offer or the conversion of your Shares in the subsequent Merger, you will not bear the risk of any decrease in the value of the Company or the Surviving Corporation, as applicable.

We expect that, following consummation of the Merger and the other Transactions, the operations of the Company, the Surviving Corporation, will be conducted substantially as they currently are being conducted. We do not have any current intentions, plans or proposals to cause any material changes in the Surviving Corporation’s business, other than in connection with the Company’s current strategic planning.

Nevertheless, the management and/or the board of directors of the Surviving Corporation may initiate a review of the Surviving Corporation to determine what changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the Surviving Corporation and may cause the Surviving Corporation to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if the management and/or board of directors of the Surviving Corporation decide that such transactions are in the best interest of the Surviving Corporation upon such review.

The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which has been filed as Exhibit (d)(1) to the Schedule TO and which are incorporated herein by reference. Capitalized terms used in this Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement,” but not defined herein have the respective meanings given to them in the Merger Agreement The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—“Certain Information Concerning the Company—Available Information.”

The Offer. The Merger Agreement provides that the Offeror will (and Parent will cause the Offeror to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer and that, upon the terms and subject to the conditions of the Merger Agreement and the Offer, including the satisfaction or waiver of all of the Offer Conditions described in Section 13—“Conditions of the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will (and Parent will cause the Offeror to), at or as promptly as practicable following the Expiration Time (as it may be extended in accordance with the Merger Agreement, but in any event within one business day), irrevocably accept for payment, and, at or as promptly as practicable following acceptance for payment, but in any event within three business days thereafter, pay for, all Shares validly tendered and not withdrawn pursuant to the Offer. Pursuant to the terms of the Merger Agreement, unless extended or amended in accordance with the Merger Agreement, the Offer will expire on the date that is twenty business days (determined pursuant to Rule 14d-1(g)(3) promulgated under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer.

Parent and the Offeror expressly reserve the right (but are not obligated to) at any time and from time to time in their sole discretion to waive, in whole or in part, to make any change in their terms of or conditions to the Offer in a manner consistent with the Merger Agreement or to increase the Offer Price; provided, however, that pursuant to the Merger Agreement, without the prior written consent of the Company, the Offeror has agreed that it will not (and Parent will not permit the Offeror to), (a) waive or modify the Minimum Condition or the Termination Condition, or (b) make any change in the terms of the Offer or the Offer Conditions that (1) changes the form of consideration to be paid in the Offer, (2) decreases the Offer Price (except as pursuant to the Merger

Agreement) or the number of Shares sought in the Offer, (3) extends the Offer or extends or otherwise changes the Expiration Time, except as required or permitted by the Merger Agreement, (4) imposes conditions to the Offer other than those set forth in the Merger Agreement, (5) modifies or amends any term or condition of the Offer in any manner that is adverse to the holders of the Shares, (6) provides for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act, or (7) otherwise amend or modify the terms of the Offer in a manner adverse to the holders of the Shares or in a manner that would reasonably be expected to prevent or materially delay the consummation of the Offer. Under certain circumstances, Parent and the Offeror may terminate the Merger Agreement and the Offer, but Parent and the Offeror are prohibited from terminating the Offer prior to any then-scheduled Expiration Time unless the Merger Agreement has been terminated in accordance with its terms.

Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, (a) if any of the Offer Conditions have not been satisfied or waived, the Offeror may (and, if requested by the Company shall, and Parent shall cause the Offeror to), extend the Offer on one or more successive extension periods of up to ten business days each (or any other period as may be approved in advance by the Company) in order to permit satisfaction of all of the Offer Conditions, provided that if the sole remaining unsatisfied Offer Condition is the Minimum Condition, Offeror will not be required (but in its sole discretion may elect) to extend the Offer for more than three occasions in consecutive periods of ten business days each (or such other duration as the parties agree), (b) the Offeror will extend the Offer for any period required by any law or order, or any rule, regulation, interpretation or position of the SEC or its staff or the NYSE or as may be necessary to resolve any comments of the SEC or its staff or the NYSE, in each case, as applicable to the Offer (including for the avoidance of doubt the Schedule 14D-9 or the Offer Documents), and (c) the Offeror will extend the Offer if, at the then-scheduled Expiration Time, the Company brings or has brought any action in accordance with the applicable provisions of the Merger Agreement to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or the Offeror, (x) for the period during which such action is pending or (y) by such other time period established by the court presiding over such action, as the case may be.

Notwithstanding the foregoing, in no event is the Offeror required to extend the Offer beyond 11:59 P.M., New York City time, on the Outside Date. The “Outside Date” is the date that is 120 days after the date of the Merger Agreement, provided that, (i) if as of the Outside Date, the conditions set forth in the applicable provisions of the Merger Agreement shall not have been satisfied or waived, the Outside Date may be extended on one occasion by the Company or Parent for a period of ninety days by written notice to Parent or the Company, as the case may be, and such date, as so extended, shall be the Outside Date, and (ii) Parent shall have the right to extend the Outside Date by written notice to the Company to any future date to which the termination date of the Debt Commitment Letters is extended in accordance with the terms of the Merger Agreement, but in no event later than the date which is 180 days after the date of the Merger Agreement; provided further, that the right to terminate the Merger Agreement pursuant to the applicable sections of the Merger Agreement will not be available to any party whose breach of the Merger Agreement (including in the case of Parent, any such breach by the Offeror) has been a principal cause of the failure of any condition set forth in Article 7 of the Merger Agreement or the failure of the Acceptance Time to occur on or before the Outside Date

Recommendation. Pursuant to the Merger Agreement, the Company has represented that the Company Board has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of, the Company and its stockholders, and declared it advisable, for the Company to enter into the Merger Agreement, (b) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Offer and the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, (c) resolved that the Merger Agreement and the Merger will be governed by Section 251(h) of the DGCL and (d) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the Company Stockholders accept the Offer and tender their Shares to the Offeror pursuant to the Offer (such recommendation, the “Board Recommendation”).

The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the provisions of the DGCL (including Section 251(h) of the DGCL), at the Effective Time, the Offeror will be merged with and into the Company, and the separate corporate existence of the Offeror will cease and the Company will continue as the Surviving Corporation. Subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, the closing of the Merger (the “Merger Closing”) will take place as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer (but in any event no later than the business day immediately following the Acceptance Time) (the “Closing Date”). Subject to the provisions of the Merger Agreement, as promptly as reasonably practicable on the Closing Date, or such other date and time to which the Offeror and the Company may agree in writing, the Company will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and the Company and Offeror will make all other deliveries, filings or recordings required under the relevant provisions of the DGCL to consummate the Merger. The Merger will become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later date and time as is agreed upon by Parent, the Offeror and the Company and specified in the Certificate of Merger (the “Effective Time”). The Merger will be governed by Section 251(h) of the DGCL, without a meeting or vote of the stockholders of the Company. Parent, the Offeror and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a meeting or vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL, and upon the terms and subject to the conditions of the Merger Agreement.

Charter, Bylaws, Directors, and Officers. The Merger Agreement provides that at the Effective Time (i) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time will be amended and restated to read in its entirety in the form of the certificate of incorporation of the Offeror as in effect immediately prior to the Effective Time, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation and (ii) the bylaws of the Company as in effect immediately prior to the Effective Time will be amended and restated to read in its entirety in the form of the bylaws of the Offeror as in effect immediately prior to the Effective Time, and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein and in the certificate of incorporation of the Surviving Corporation and by applicable law, subject to the terms of the Merger Agreement. The Merger Agreement further provides that at the Effective Time, the directors of the Offeror immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, will become the directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will continue as the officers of the Surviving Corporation.

Effect of the Merger on Capital Stock. At the Effective Time:

•

each share of common stock of the Offeror issued and outstanding immediately prior to the Effective Time will be converted automatically into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and will constitute the only outstanding shares of capital stock of the Surviving Corporation;

•

each Cancelled Share issued and outstanding immediately prior to the Effective Time will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange for such cancellation or retirement; and

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each Share issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Shares owned by any stockholders who have properly demanded their appraisal rights under Section 262 of the DGCL) will automatically be converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”).

Treatment of Equity Awards. The Offer is made only for Shares and is not being made for any outstanding awards of (i) restricted stock units that vest based upon continued service with the Company (the “Company

RSU Awards,”). However, pursuant to the terms of the Merger Agreement, immediately prior to the Effective Time, each Vested Company RSU Award that is outstanding immediately prior thereto will by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive from the Surviving Corporation an amount in cash equal to the product of (a) the Merger Consideration multiplied by (b) the aggregate number of Shares underlying such Company RSU Award immediately prior to the Effective Time, without interest and less any applicable withholding taxes, which will be paid through payroll to each holder of a cancelled Company RSU Award as promptly as practicable (and in no event later than the next regularly scheduled payroll date) after the Effective Time.

With respect to each Unvested Company RSU Award, pursuant to the terms of the Merger Agreement, immediately prior to the Effective Time, such Awards shall be cancelled and converted into a deferred cash award equal to the product of (a) the Merger Consideration multiplied by (b) the aggregate number of Company Shares underlying such Award, each an “RSU Replacement Award”. Each RSU Replacement Award will be governed by an individual agreement between the Company and the holder, representing the right to receive a cash payment payable on the earlier of January 20, 2023 or on a termination of employment by the Surviving Corporation without “cause” or by the holder of such RSU Replacement Award for “good reason” (as those terms are defined in the Company’s Change of Control Severance Plan (the “Severance Plan”), and either such termination, a “Qualifying Termination”), and paid, less any applicable without taxes, on the earlier of (a) January 2023 or (b) within 60 days following a Qualifying Termination. The holder of an RSU Replacement Award need not be employed on January 20, 2023 to be eligible to receive the cash payment in respect of such RSU Replacement Award.

Any RSU Awards held by non-employee directors will receive the same treatment as vested RSU Awards described above.

The Offer was also made only for Shares and is not being made for any outstanding awards of (i) restricted stock units that vest based upon the attainment of performance measures (the “Company PSU Awards”). However, pursuant to the terms of the Merger Agreement, immediately prior to the Effective Time, each Vested Company PSU Award that is outstanding immediately prior thereto will by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive from the Surviving Corporation an amount in cash equal to the product of (a) the Merger Consideration multiplied by (b) the aggregate number of Shares underlying such Company PSU Award, immediately prior to the Effective Time, assuming target performance, without interest and less any applicable withholding taxes, which will be paid through payroll to each holder of a cancelled Company PSU Award as promptly as practicable (and in no event later than the next regularly scheduled payroll date) after the Effective Time.

With respect to each Unvested Company PSU Award, pursuant to the terms of the Merger Agreement, immediately prior to the Effective Time, such Awards shall be cancelled and converted into a deferred cash award equal to the product of (a) the Merger Consideration multiplied by (b) the aggregate number of Company Shares underlying such Award assuming target performance, each a “PSU Replacement Award”. Each PSU Replacement Award will be governed by an individual agreement between the Company and the holder, representing the right to receive a cash payment payable on the earlier of January 20, 2023 or on a Qualifying Termination, and paid, less any applicable without taxes, on the earlier of (a) January 2023 or (b) within 60 days following a Qualifying Termination. The holder a PSU Replacement Award need not be employed on January 20, 2023 to be eligible to receive the cash payment in respect of such RSU Replacement Award.

Any PSU Awards held by non-employee directors will receive the same treatment as vested PSU Awards described above.

Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Offeror with respect to, among other matters, its organization and qualification, organizational documents and subsidiaries, capitalization, authority, conflicts, required filings and consents, compliance with laws, permits, public filings, financial statements, internal controls and procedures, absence of undisclosed liabilities, absence of certain changes or events (including the absence of a Company Material Adverse Effect (as defined below)), litigation, employee benefit plans, labor matters, intellectual property, tax matters, real property, title to assets, environmental matters, material contracts, insurance, affiliated transactions, compliance with anti-corruption and international trade laws, information to be included in this Offer to Purchase and any other ancillary documents related to the Offer (collectively, the “Offer Documents”), the Schedule 14D-9 and any proxy or information statement to be sent to stockholders in connection with the Merger, the fairness opinion of the Company’s financial advisor in connection with the Transactions, brokers’ fees, the inapplicability of state takeover laws or restrictive provisions in the Company’s governing documents and the Company Board Recommendation. Each of Parent and the Offeror has made customary representations and warranties to the Company with respect to, among other matters, organization, authority, conflicts, required filings and consents, litigation, information to be included in the Offer Documents, brokers’ fees, solvency, absence of certain arrangements, financing, antitrust ownership of the Offeror and non-ownership of any Shares.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or a “Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect,” as it relates to the Company (a “Company Material Adverse Effect”), means any state of facts, change, condition, occurrence, effect, event, circumstance or development (each an “Effect”, and collectively, “Effects”), individually or in the aggregate, that (a) has had a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole or (b) would prevent the Company from consummating, or to materially impair or materially delay the ability of the Company to consummate, the Merger or any of the other Transactions; provided, however, that, solely in the case of clause (a), no Effect (by itself or when aggregated or taken together with any and all other effects) to the extent directly resulting from any of the following will be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except to the extent any Effect directly or indirectly results from, arises out of or is attributable to the matters described in following clauses (i) through (vi), to the extent such Effect disproportionately and adversely affects the Company and its subsidiaries relative to other companies operating in any industry or industries in which the Company or its subsidiaries operate (in which case, the incremental disproportionate impact or impacts will be taken into account in determining whether there has been, or would reasonably be expected to be, a “Company Material Adverse Effect”): (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) general conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) general conditions (or changes in such conditions) in the chemical industry or any other industries in which the Company or its subsidiaries operate; (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), cyberattacks, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) changes or proposed changes in law after the date of the Merger Agreement (or the interpretation thereof), any COVID-19 Measures (as defined in the Merger Agreement) or any change in any COVID-19 Measures (or the interpretation thereof), or changes or proposed changes in GAAP, as applied in the United States, or other accounting standards (or the interpretation thereof); (vii) the announcement of, or the compliance with, the Merger Agreement, or the pendency or consummation of Transactions, including (A) the identity of Parent, the Offeror or their affiliates and (B) the termination (or the failure or potential failure to renew or enter into) any Contracts (as defined in the Merger Agreement) with customers, suppliers, distributors or other business partners, and (C) any other negative development in the Company’s relationships with any of its customers, suppliers, distributors or other business partners; provided that, (1) this clause (vii) will not apply to the representations and warranties set forth in the applicable provision of the Merger Agreement or the consummation of the Transactions or the conditions set forth in clause (B)(2) of Annex A to the Merger Agreement with respect to the representations and warranties set forth in the applicable provision of the Merger Agreement and (2) in the case of subclauses (A), (B) and (C) of this clause (vii), the Company and its subsidiaries have complied with their obligations under the applicable provision of the Merger Agreement; (viii) any actions taken or failure to take action, in each case, by Parent or any of its controlled affiliates, or the taking of any action required by the Merger Agreement (other than any action required by the applicable provision of the Merger Agreement), or the failure to take any action prohibited by the Merger Agreement; (ix) any voluntary departure of any officers, directors, employees or independent contractors of the Company or its subsidiaries, directly resulting from, arising out of, attributable to, or related to the Transactions; or (x) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless the underlying cause of such changes or failures would otherwise be excepted from the definition of a “Company Material Adverse Effect”).

The representations, warranties and covenants contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and those representations, warranties and covenants should not be relied on by any other person. In addition, those representations, warranties and covenants:

•	have been made only for purposes of the Merger Agreement;

•

with respect to the Company, have been qualified by (i) matters specifically disclosed in any reports filed by the Company with the SEC on or after January 1, 2020 and prior to the date of the Merger Agreement (subject to certain exceptions) and (ii) confidential disclosures made to Parent and the Offeror in the disclosure letter delivered in connection with the execution of the Merger Agreement—such information modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•	will not survive consummation of the Merger (except as otherwise stated in the Merger Agreement);

•	have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters of fact;

•	were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement; and

•

are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, including qualifications as to “materiality” or a “Company Material Adverse Effect,” as described above.

Covenants. Conduct of Business. The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement until earlier of the Effective Time and the valid termination of the Merger Agreement pursuant to its terms, except as disclosed in the disclosure schedule delivered in connection with the execution of the Merger Agreement, as required by applicable law (including any COVID-19 Measures (as defined in the Merger Agreement)) or as expressly required by the Merger Agreement, or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), to (1) conduct its operations in all material respects in the ordinary course of business consistent with past practice, (2) use its commercially reasonable efforts to maintain and preserve substantially intact its business organization, (3) use its commercially reasonable efforts to preserve its relationships with key employees, customers, suppliers, developers, contractors, vendors, licensors, licensees, distributors, lessors and others having significant business dealings with the Company or any of its subsidiaries and (4) comply in all material respects with applicable law; provided, that during any period of full or partial suspension of operations related to COVID-19 or any COVID-19 Measures, the Company or any of its Subsidiaries may, in connection with COVID-19 or any COVID-19 Measures, take such actions as are reasonably necessary (as determined by the Company in good faith) and so long as the Company has provided reasonable notice to and reasonably consulted with Parent prior to taking such actions (i) to protect the health and safety of the Company’s or its subsidiary’s employees and other individuals having business dealings with the Company or its subsidiary or (ii) to reasonably respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures; provided, further, that following any such suspension, to the extent that the Company or any of its subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, the Company and its subsidiaries will resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable. The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company and its subsidiaries prior to the Effective Time or termination of the Merger Agreement pursuant to its terms which provide that the Company and its subsidiaries will not, except as disclosed in the disclosure schedule delivered in connection with the execution of the Merger Agreement, as required by applicable law (including any COVID-19 Measures) or as expressly required by the Merger Agreement, or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

•	amend, modify, waive, rescind or otherwise change the Company Charter or the Company Bylaws or the comparable organizational and governance documents of any Company Subsidiary;

•

issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or any rights based on the value of any such Equity Interests (except for transactions between the Company and any wholly owned Company Subsidiaries or between wholly owned Company Subsidiaries, other than the issuance of Company Shares upon the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards outstanding as of the date hereof;

•

except in the ordinary course of business, directly or indirectly, sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or dispose (each, a “Disposal”) of or subject to any lien in whole or in part any of its properties, assets (including any intellectual property) or rights or any interest therein (in each case, other than for any Disposals that would be immaterial to the Company), except for any such transaction between or among the Company and any wholly owned subsidiary (or between or among any such subsidiaries) and subject to certain additional exceptions set forth in the Merger Agreement;

•

authorize, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity interests (other than dividends paid by a wholly owned Company Subsidiary to the Company or another wholly owned subsidiary of the Company, or distributions consisting solely of rights distributed in tandem with the issuance of shares of underlying common stock of the Company issued in the ordinary course of business not in violation of the Merger Agreement);

•

reclassify, combine, split, subdivide or make any similar change or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock or other equity interest of the Company or its subsidiaries, except (A) certain transactions related to the Company Equity Awards (as described in the Merger Agreement) or (B) cash dividends paid to the Company or any wholly owned subsidiary of the Company by a wholly owned subsidiary of the Company with regard to its capital stock or other equity interests;

•

merge or consolidate the Company or its subsidiaries with any person or entity or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its subsidiaries, other than transactions between or among the Company and any wholly owned subsidiary of the Company (or between or among any such subsidiaries);

•

acquire (including by merger, consolidation or acquisition of stock or assets) any equity interest in or the material assets of any Person or business, or make any loan, advance or capital contribution to, or investment in, any Person or business;

•

incur any indebtedness or issue any debt securities or assume or guarantee the obligations in respect of indebtedness for borrowed money or debt securities of any person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, except for (i) transactions between the Company and any wholly owned Company subsidiary or between wholly owned company subsidiaries or (ii) letters of credit that are cash collateralized by the Company credit facility in an amount not to exceed five million dollars ($5,000,000) in the aggregate, surety bonds and similar instruments issued in the ordinary course of the Company’s business consistent with past practice, including the pledging of cash or other security as may be required by the issuer in connection therewith, (B) incur any indebtedness or issue any letters of credit under the Company credit facility or (C) make any loans or capital contributions to, or investments in, any other person, other than to any wholly owned company subsidiary;

•

enter into any contract (subject to certain exceptions) that includes a change of control or similar provision that would require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties thereto as a result of the consummation of the Merger or the other Transactions or that would reasonably be expected to require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties if a change of control of Parent were to occur immediately following consummation of the Merger, (B) enter into any contract that would have been a Company Material Contract (as defined in the Merger Agreement) (subject to certain exceptions) or a Company Real Property Lease (as defined in the Merger Agreement) if it were in effect as of the date of the Merger Agreement (subject to certain exceptions), or (C) materially modify or materially amend in a manner adverse to the Company, cancel or terminate or waive, release or assign any material rights or claims with respect to, any Company Material Contract or Company Real Property Lease;

•

other than as required by any Benefit Plan as in effect on the date of this Agreement or by applicable Law, (A) increase the compensation or benefits of any Company Employee, other than in the ordinary course of business consistent with past practice to any Company Employee whose total annual cash compensation opportunity does not exceed two hundred thousand dollars ($200,000); (B) adopt or provide any new rights to severance, change of control, retention or termination pay to any Company Employee; (C) establish, adopt, enter into, amend in any material respect or terminate any Benefit Plan or any collective bargaining agreement, other than offer letters or consulting agreements that do not include severance protections or transaction payments with respect to any Participant whose total annual cash compensation opportunity does not exceed two hundred thousand dollars ($200,000); (D) take any action to amend or waive any performance or vesting criteria or accelerate the vesting, exercisability or funding under any Benefit Plan; or (E) hire or terminate (other than for cause or due to death or disability), other than in the ordinary course of business consistent with past practice to any Company Employee whose total annual cash compensation opportunity does not exceed two hundred thousand dollars ($200,000);

•

make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or Law including any interpretations thereof or any changes to any of the foregoing;

•

other than as required by applicable Law, (A) make, revoke or change any material Tax election; (B) file any material amended Tax Return; (C) settle or compromise any claim relating to a material amount of Taxes of the Company or any Company Subsidiary for an amount materially in excess of amounts reserved; (D) enter into any “closing agreement” within the meaning of in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) relating to a material amount of Taxes; (E) surrender any right to claim a material Tax credit or refund; (F) fail to timely file any material Tax Return required to be filed (after taking into account any extensions) by the applicable entity, (G) prepare any material Tax Return on a basis inconsistent with past practice, (H) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes or (I) adopt or change any material Tax accounting principle, method, period or practice;

•

waive, release, assign, settle, or compromise any claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation arising in connection with or contemplated by the Merger Agreement, which is governed by the terms of the Merger Agreement) or other proceedings other than settlements of, or compromises for, any such litigation or other proceedings (A) funded, subject to payment of a deductible or self-insured retention, not to exceed five hundred thousand dollars ($500,000), solely by insurance coverage maintained by the Company or the Company Subsidiaries or (B) for less than five hundred thousand dollars ($500,000) (net of any insurance coverage maintained by the Company or the Company Subsidiaries) in the aggregate, in each case that would not grant any material injunctive or equitable relief or impose any material restrictions or changes on the business or operations of the Company or any Company Subsidiary and without any admission of wrongdoing or liability on the Company or Parent or any of their respective Subsidiaries;

•

make any capital expenditure in excess of the amounts set forth in the Company’s capital expenditure budget made available to Parent, other than unbudgeted capital expenditures not in excess of two hundred thousand dollars ($200,000) in the aggregate per fiscal quarter;

•

enter into any Contract or transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate or director or officer of the Company on the other hand, or enter into any other Contract or transaction with any other Person, in each case, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act;

•

make any loans or advances (other than advances in the ordinary course of business for travel and other normal business expenses or any advancement of expenses under the Company Charter or Company Bylaws or equivalent governing documents of any Company Subsidiary) to stockholders, directors, officers or employees of the Company;

•	commence any new line of business in which it is not engaged on the date of this Agreement or discontinue any existing line of business;

•	fail to use commercially reasonable efforts to maintain or renew any material Company Intellectual Property;

•

voluntarily fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties; provided, that in the event of a termination, cancellation or lapse of any insurance policies, the Company shall use commercially reasonable efforts to promptly obtain replacement policies providing insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries no less favorable than the terms of such terminated, cancelled or lapsed policy;

•	enter into, adopt or authorize the adoption of any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan (other than the Rights Plan) as described below;

•	grant any material refunds, credits, rebates or allowances to any customers of the Company or the Company Subsidiaries except in the ordinary course of business; or

•	authorize, agree or commit, in writing or otherwise, to do any of the foregoing.

Stockholder Rights Plan. Pursuant to the Merger Agreement, on May 11, 2022, the Company adopted a stockholder rights plan (the “Rights Plan”) in the form previously approved by Parent. Except as set forth below, the Company has agreed to not, without the Parent’s prior written consent (not to be unreasonably delayed), amend or waive any provision of the Rights Plan or redeem any of the rights issued under the Rights Plan, or take any action to exempt any person under the Rights Plan. The Company’s Board may amend or waive any provision of the Rights Plan or redeem such rights, or take any action to exempt any person under the Rights Plan if (i) (A) neither the Company (nor any subsidiary) nor any representative of the Company (or any subsidiary) shall have breached any of the provisions set forth in no-solicitation or stockholder meeting provisions in the Merger Agreement, (B) the Company board of directors determines in good faith, after having consulted with our outside legal counsel, that the failure to amend the Rights Plan, waive such provision or redeem such rights would be inconsistent with by the board of directors’ fiduciary duties under applicable Delaware law, and (C) the Company provides Parent with written notice of the Company’s intent to take such action at least three business days before taking such action; or (ii) a court of competent jurisdiction orders the Company to take such action or issues an injunction mandating such action.

Stockholder Approval. If the Offer is consummated and as a result the Offeror owns Shares, together with any Shares then owned by the Offeror, Parent and any of their respective affiliates, that represent a majority of the then-outstanding Shares, we will not seek the approval of the Company’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a successful tender offer for a public corporation, the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger Closing will take place as soon as practicable after the consummation of the Offer without a meeting or vote of the stockholders of the Company, in accordance with Section 251(h) of the DGCL.

No Solicitation. The Company agrees that it will not, and that it will cause its subsidiaries and its and their representatives not to, (i) directly or indirectly initiate, solicit, knowingly facilitate (including by providing access to its properties, books and records or data or any non-public information concerning the Company or its subsidiaries to any third party or group for the purpose of facilitating any inquiries, proposals or offers relating to any Company Acquisition Proposal) or knowingly encourage any inquiries, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal (as defined below) or the consummation thereof or enter into, continue or otherwise participate or engage in any discussions or negotiations with respect thereto, (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any proposal that constitutes or could reasonably be expected to lead to any Company Acquisition Proposal, (iii) effectuate a Company Change of Board Recommendation (as defined below), (iv) enter into any merger agreement, acquisition agreement, letter of intent or other similar agreement or arrangement relating to any Company Acquisition Proposal (other than a confidentiality agreement that contains confidentiality and non-use and other provisions that are at least as restrictive in all respects with respect to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement (as defined below), except that such confidentiality agreement (i) need not contain any standstill or similar provisions and (ii) will not include any provisions calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company or Parent from satisfying its obligations under the Merger Agreement (an “Acceptable Confidentiality Agreement”), (v) take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation or any similar anti-takeover provision in the Company Charter or the Company Bylaws, that applies to the Company or (vi) authorize any of, or commit, resolve or agree to do any of the foregoing.

Subject to the applicable non-solicitation provisions of the Merger Agreement, the Company will, and will cause its subsidiaries and representatives (on behalf of the Company or the its subsidiaries) to, (A) promptly

(and, in any event, within twenty-four hours after the execution of the Merger Agreement) cease any discussion or negotiation with any person or entity (other than Parent and its affiliates and representatives on its behalf) prior to the date of the Merger Agreement by the Company, its subsidiaries or any of its representatives with respect to any Company Acquisition Proposal, (B) promptly (and, in any event, within twenty-four hours after the execution of the Merger Agreement) terminate access by any third party to any physical or electronic data room relating to any Company Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal and (C) promptly (and in any event within two business days after the execution of the Merger Agreement) request the prompt return or destruction of any confidential information provided to any third party. Notwithstanding anything to the contrary contained in the Merger Agreement, the Company and its representatives may (A) contact any person or entity that has made after the date of the Merger Agreement a bona fide, unsolicited Company Acquisition Proposal solely in order to seek to clarify and understand the terms and conditions thereof (which contact, for the avoidance of doubt, will not include any negotiation of such terms or conditions) in order to determine whether such inquiry, proposal or offer constitutes or would reasonably be expected to lead to a Superior Company Proposal (as defined below) and (B) inform a third party that has made or is considering making a Company Acquisition Proposal of the applicable non-solicitation provisions of the Merger Agreement.

Notwithstanding the foregoing, if, at any time following the date of the Merger Agreement and prior to the Effective Time, (i) the Company receives a bona fide written Company Acquisition Proposal from a third party, which Company Acquisition Proposal was made or renewed on or after the date of the Merger Agreement and does not result from a breach (other than a de minimis breach) of the obligations set forth in certain provisions in the Merger Agreement related to non-solicitation and (ii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal and the failure to take the following actions would be inconsistent with the directors’ fiduciary duties under applicable law, then the Company may (A) enter into an Acceptable Confidentiality Agreement with and furnish information with respect to the Company and its subsidiaries (including nonpublic information) to the third party making such Company Acquisition Proposal or its representatives, and (B) participate in discussions or negotiations with such third party making such Company Acquisition Proposal and its representatives regarding such Company Acquisition Proposal (subject to the notification and other requirements of the applicable non-solicitation provisions of the Merger Agreement); provided that the Company (1) will not, and will cause its subsidiaries and representatives not to, disclose any nonpublic information to such third party or its representatives without first entering into an Acceptable Confidentiality Agreement with such third party or its representatives, as applicable, and (2) will provide to Parent any nonpublic information concerning the Company or its subsidiaries provided or made available to such other person or entity that was not previously provided or made available to Parent concurrently with after the provision of such information is provided to such other person or entity.

The Company will promptly (and in any event within twenty-four hours after receipt by the Company) notify Parent in the event that the Company receives any Company Acquisition Proposal, which notice will include the identity of the third party making such Company Acquisition Proposal (unless prohibited by the terms of the applicable confidentiality agreement between the Company and such third party (to the extent such agreement was entered into prior to the date of the Merger Agreement), in which case the Company shall use reasonable best efforts to cause the applicable provisions of such confidentiality agreement to be amended or waived in order to permit disclosure of the identity of such third party) and a copy of the terms of such Company Acquisition Proposal and any written documentation provided in connection therewith (or, where such Company Acquisition Proposal is not in writing, a detailed summary of the material terms and conditions of such Company Acquisition Proposal). Without limiting the foregoing, the Company will promptly (and in any event at least twenty-four hours prior to such provision or engagement) advise Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal pursuant to the applicable provision of the Merger Agreement. Thereafter, the Company will keep Parent informed on a prompt (and, in any event, within twenty-four hours) basis of the status and material details

(including amendments or proposed amendments) of any such Company Acquisition Proposal (including providing copies of any written documentation material relating to such Company Acquisition Proposal).

Notwithstanding anything to the contrary contained in the Merger Agreement, the Company Board may, at any time prior to the Acceptance Time, and subject to compliance with the requirements of the Merger Agreement, effect a Company Change of Board Recommendation in response to a Company Intervening Event (as defined below) if the Company Board determines in good faith, after consultation with outside counsel, that the failure to effect a Company Change of Board Recommendation in response to such Company Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable law.

At any time prior to the Acceptance Time, the Company may terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Company Proposal, but only if the Company has not breached, in any respect (other than a de minimis breach), its obligations under the applicable non-solicitation provisions of the Merger Agreement with respect to such Superior Company Proposal; provided, that the Company (i) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to the Merger Agreement prior to or concurrently with such termination and (ii) immediately following or concurrently with such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior Company Proposal.

Notwithstanding the foregoing, the Company will not be entitled to effect a Company Change of Board Recommendation pursuant to the applicable non-solicitation provisions of the Merger Agreement or terminate the Merger Agreement pursuant to the applicable provisions of the Merger Agreement unless (x) the Company has provided to Parent at least four business days’ prior written notice (the “Company Notice Period”) of the Company’s intention to take such action, which notice specifies the material terms and conditions of such Company Acquisition Proposal (and have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such Company Acquisition Proposal), or a detailed written description of such Company Intervening Event, as applicable, and (y) (i) during the Company Notice Period, if requested by Parent, the Company engages in good faith negotiations with Parent regarding any adjustment or amendment to the Merger Agreement or any other agreement proposed in writing by Parent; and (ii) the Company Board has considered in good faith any proposed adjustments or amendments to the Merger Agreement (including a change to the price terms of the Merger Agreement) and any other agreements that may be proposed in writing by Parent no later than 11:59 A.M., New York City time, on the last day of the Company Notice Period and has determined in good faith, after consultation with its financial advisors and outside counsel, that (A) the failure to make a Company Change of Board Recommendation pursuant to the applicable non-solicitation provisions of the Merger Agreement or terminate the Merger Agreement pursuant to the applicable provisions of the Merger Agreement, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable law and (B) in the case of any action proposed to be taken pursuant to the applicable non-solicitation provisions of the Merger Agreement, such Company Acquisition Proposal continues to constitute a Superior Company Proposal. Any (A) material changes relating to such Company Intervening Event or (B) material revisions to such Superior Company Proposal offered in writing by the party making any such Superior Company Proposal, as applicable, constitutes a new Company Intervening Event or Company Acquisition Proposal, as applicable, and, in each case, the Company is required to deliver a new written notice to Parent and to again comply with the requirements of the applicable non-solicitation provisions of the Merger Agreement with respect to such new written notice, except that the Company Notice Period will be three business days (rather than four business days) with respect thereto, but no such new written notice will shorten the original Company Notice Period.

For purposes of the Merger Agreement, “Company Acquisition Proposal” means any offer or proposal from a third party (other than Parent, the Offeror or their respective affiliates) concerning (a) a merger, consolidation, or other business combination transaction (including any single- or multi-step transaction) or series of related transactions involving the Company in which any person or entity or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of equity interests representing 20% or more of the voting power of the Company, (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, partnership, joint venture or otherwise, of assets of the Company (including equity interests of a subsidiary of the Company) or the subsidiaries of the Company representing 20% or more of the consolidated assets of the Company and its subsidiaries based on their fair market value as determined in good faith by the Company Board, (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of equity interests representing 20% or more of the voting power of the Company or a tender offer or exchange offer in which any person or entity or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of equity interests representing 20% or more of the voting power of the Company, or (d) any combination of the foregoing (in each case, other than the Merger).

For purposes of the Merger Agreement, “Company Change of Board Recommendation” means the Company Board (a) withholds or withdraws (or changes, modifies, amends or qualifies in a manner adverse to Parent or Offeror) (or publicly proposes to withhold or withdraw (or change, modify, amend or qualify)) the Board Recommendation, (b) approves, endorses, adopts, recommends or otherwise declares advisable (or publicly proposes, or announces an intention, to approve, endorse, adopt, recommend or otherwise declare advisable), any Company Acquisition Proposal, (c) fails to include the Board Recommendation in the Schedule 14D-9 to be filed in connection with the Merger Agreement and the Transactions, (d) if any Company Acquisition Proposal has been made public, fails to reaffirm the Board Recommendation upon request of Parent within the earlier of three business days prior to the then-scheduled Expiration Time or five business days after Parent requests in writing such reaffirmation with respect to such Company Acquisition Proposal or (e) fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Company Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such Company Acquisition Proposal; provided, however, that (i) any written notice of the Company’s intention to make a Company Change of Board Recommendation prior to effecting such Company Change of Board Recommendation in accordance with the terms of the Merger Agreement in and of itself will not be deemed a Company Change of Board Recommendation, and (ii) Parent may make such request pursuant to clause (d) of this definition only once with respect to such Company Acquisition Proposal unless such Company Acquisition Proposal is subsequently publicly modified in which case Parent may make such request once each time such a modification is made.

For purposes of the Merger Agreement, “Company Intervening Event” means any fact, change, condition, occurrence, effect, event, circumstance or development with respect to the Company and the Company Subsidiaries, taken as a whole, that (a) was not known or reasonably foreseeable (with respect to substance or timing) to the Company Board as of or prior to the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Company Board as of or prior to the date of this Agreement) and (b) first becomes known to the Company Board after the execution of this Agreement and at any time prior to the Acceptance Time; provided, however, that the following shall not be deemed to be a Company Intervening Event: any change, condition, occurrence, effect, event, circumstance or development that (i) is set forth in clauses (1) through (vi) of the definition of “Company Material Adverse Effect,” (ii) involves or relates to a Company Acquisition Proposal or a Superior Company Proposal (which, for purposes of this definition, shall be read without reference to any percentages set forth in the definitions of “Company Acquisition Proposal” or “Superior Company Proposal”) or any inquiry or communications or matters relating thereto, (ii) results from a breach of this Agreement by the Company or (iii) solely results from a change, after the execution and delivery of this Agreement and in and of itself, in the market price or trading volume of the Company Shares (however the underlying reasons for such change may constitute a Company Intervening Event).

For purposes of the Merger Agreement, “Superior Company Proposal” a bona fide written Company Acquisition Proposal (except the references therein to “20% or more” shall be replaced by “more than 50%”), made by a Third Party which the Company Board has determined, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as the Company Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the Person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including financing thereof) and the Person making the Company Acquisition Proposal and (b) if consummated in accordance with its terms, would result in a transaction that is more favorable to the Company’s stockholders than the Merger and the other transactions contemplated by this Agreement, in each case, taking into account any changes to the terms of this Agreement proposed in writing by Parent, pursuant to, and in accordance with, Section 6.3 and taking into account any legal, financial, timing, regulatory and approval considerations, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, and the identity of the Person or Persons making the Company Acquisition Proposal.

Notwithstanding anything to the contrary contained in the applicable non-solicitation provisions of the Merger Agreement will prohibit the Company or the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any legally required disclosure to the stockholders of the Company or (iii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, provided, that such statement will not constitute a Company Change of Board Recommendation.

Notwithstanding anything to the contrary contained in the applicable non-solicitation provisions of the Merger Agreement, the Company will not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, at any time prior to the Acceptance Time, the Company may grant a waiver or release under any standstill agreement, or any provision of any confidentiality or similar agreement with similar effect, if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. The Company will provide written notice to Parent of the waiver or release of any standstill by the Company, including disclosure of the identities of the parties thereto (unless prohibited by the terms of the applicable confidentiality agreement between the Company and such Third Party (to the extent such agreement was entered into prior to the date of the Merger Agreement), in which case the Company shall use reasonable best efforts to cause the applicable provisions of such confidentiality agreement to be amended or waived in order to permit disclosure of the identity of such Third Party) and a summary of the material circumstances relating thereto. Except for the waiver or release of any standstill, or any provision of any confidentiality or similar agreement with similar effect, as contemplated by the applicable non-solicitation provisions of the Merger Agreement, the Company will not release or permit the release of any person or entity from, or amend, waive, terminate or modify, and will not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which the Company or its subsidiaries are a party or under which the Company or its subsidiaries have any rights. The Company will not, and will not permit any subsidiary of the Company to, enter into any confidentiality or similar agreement subsequent to the date of the Merger Agreement that prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to the applicable non-solicitation provisions of the Merger Agreement.

Employee Benefits Matters. From and after the Effective Time, the Company will, and Parent will cause the Surviving Corporation to, honor all benefit plans in accordance with their terms as in effect immediately prior to the Effective Time or as such terms may be amended in accordance with the applicable benefit plan after the Effective Time. Notwithstanding the generality of the foregoing, for a period of one year following the Effective Time (or, if earlier, until the applicable Continuing Employee, defined below, ceases employment with the Company), Parent will provide, or will cause to be provided, to each company employee who is employed by the Company or the subsidiaries of the Company immediately prior to the Effective Time who continues in the employ of Parent, the Surviving Corporation or any of their respective affiliates on or after the Effective Time (each, a “Continuing Employee”) (i) a base salary or wage rate and short-term incentive cash compensation opportunities that are no less favorable in the aggregate, than the aggregate base salary or wage rate and short-

term incentive cash compensation opportunities that were provided to the Continuing Employee immediately before the Effective Time, (ii) severance benefits and protections that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time and (iii) retirement, health, welfare and employee and fringe benefits (excluding severance, post-employment welfare, equity or equity-based compensation and defined benefit pension benefits), that are no less favorable in the aggregate than those provided to the Continuing Employee immediately before the Effective Time.

Parent acknowledges that a “change in control” (or similar phrase) within the meaning of the Benefit Plans will occur at the Effective Time.

For purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements under the employee benefit plans of Parent and its subsidiaries (each, a “New Plan”), each Continuing Employee will be credited with his or her years of service with the Company and the subsidiaries of the Company and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled before the Effective Time, to credit for such service under any similar benefit plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing will not apply to the extent that its application would result in a duplication of benefits. In addition and without limiting the generality of the foregoing, (A) each Continuing Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plans is comparable to a benefit plan in which such Continuing Employee participated immediately prior to the Effective Time (such plans, collectively, the “Old Plans”) and (B) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent will use its commercially reasonable efforts to cause all eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans, and Parent will use its commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Pursuant to the terms of the Merger Agreement, if requested by Parent in writing delivered to the Company no less than five business days prior to the closing of the Transaction, the Company and each of its subsidiaries will adopt resolutions and take all corporate action necessary to terminate the Company’s 401(k) plan maintained, sponsored or contributed to by the Company or any of its Subsidiaries (collectively, the “Company 401(k) Plan”), effective the day immediately prior to the closing of the Transaction, and provide Parent with evidence of such terminations. To the extent the Company 401(k) Plan is terminated pursuant to Parent’s request, the affected Employees will be eligible to participate in a 401(k) plan maintained by Parent or one of its Subsidiaries effective as of the Closing Date, and such affected Employees will be entitled to effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code), including any outstanding loans, to such 401(k) plan maintained by Parent or its Subsidiaries.

Nothing in the Merger Agreement will confer upon any Continuing Employee or other Person any right to continue in the employ or service of the Company, the Surviving Corporation, Parent, Parent’s Subsidiaries or any of their respective Affiliates. Except as expressly set forth in the employee benefits matters section of the Merger Agreement, no provision of the Merger Agreement: (i) will limit the ability of the Company or any of its Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate in accordance with its terms any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them (subject to the limitations set forth in the Merger Agreement), (ii) will be deemed or construed to amend, establish, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement or

(iii) will create any third party beneficiary rights or obligations in any person (including any current or former service provider or employee of Parent or any of its Subsidiaries (or any beneficiaries or dependents thereof)) or any right to employment or continued employment or to a particular term or condition of employment with the Company or any of its Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries).

Indemnification.

The Merger Agreement provides that for six years from and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, assume, honor and fulfill in all respects the obligations of the Company and its subsidiaries to indemnify, hold harmless and advance the costs, fees and expenses of all past and present directors and officers of the Company or each subsidiary of the Company (collectively, the “Covered Persons”) under and to the same extent such persons are indemnified as of the date of the Merger Agreement by the Company or such subsidiary of the Company pursuant to (i) indemnification, expense advancement and exculpation provisions in the governing documents of the Company, the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of any subsidiary of the Company, and (ii) any indemnification agreements, if any, in existence on the date of the Merger Agreement with any Covered Person and made available to Parent (collectively, the “Existing Indemnification Agreements”), in each case, to the fullest extent permitted by applicable law, arising out of acts or omissions in their capacity as directors or officers of the Company or such subsidiary of the Company occurring at or prior to the Effective Time. Parent will cause the Surviving Corporation to advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to the applicable provisions of the Merger Agreement in accordance with the procedures (if any) set forth in the governing documents of the Company, the certificate of incorporation and bylaws, or equivalent organizational documents, of any subsidiary of the Company, and any Existing Indemnification Agreements, as applicable; provided, that the applicable Covered Person provides an undertaking to repay such advance if it is ultimately determined by a final non-appealable order of a court of competent jurisdiction that such Covered Person is not entitled to indemnification under the applicable provisions of the Merger Agreement or otherwise. Notwithstanding anything herein to the contrary, if any actions, suits, claims (or counterclaims), hearings, arbitrations, investigations, inquiries, litigations, mediations, grievances, audits, examinations or other proceedings, in each case, by or before any governmental entity (collectively, “Proceedings”) (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification, expense advancement or exculpation hereunder on or prior to the sixth anniversary of the Effective Time, the applicable provisions of the Merger Agreement will continue in effect until the final disposition of such Proceeding or investigation.

The Merger Agreement provides that for not less than six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation and the equivalent governing documents of the subsidiaries of the Company will contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the governing documents of the Company and the equivalent governing documents of the subsidiaries of the Company, as applicable. Following the Effective Time, the Existing Indemnification Agreements will be assumed by the Surviving Corporation, without any further action, and will continue in full force and effect in accordance with their terms and shall not be amended, modified or terminated.

The Merger Agreement provides that for not less than six years from and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain for the benefit of the directors and officers of the Company and its subsidiaries, as of the date of the Merger Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event providing coverage not less favorable in the aggregate than the existing policies of the Company and its subsidiaries; provided that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of

300% of the last annual premium paid prior to the date of the Merger Agreement, but in such case will purchase as favorable of coverage as is reasonably available for such amount. The provisions of the immediately preceding sentence will be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time and provide such directors and officers with coverage for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the adoption and approval of the Merger Agreement and the Transactions. If such prepaid policies have been obtained prior to the Effective Time, the Company and the Surviving Corporation, as applicable, will, and Parent will cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

In the event that the Surviving Corporation (i) consolidates with or merges into any other entity and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then, in each case, proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in the applicable provisions of the Merger Agreement.

The obligations under the applicable provisions of the Merger Agreement as described above are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, or by any contract disclosed under the applicable section of the Company disclosure schedule as identified in the Merger Agreement. The obligations of Parent and the Surviving Corporation under the applicable provisions of the Merger Agreement will not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns); it being expressly agreed that the Covered Persons (including successors and assigns) will be third party beneficiaries of the applicable provisions of the Merger Agreement. In the event of any breach by the Surviving Corporation or Parent of the applicable provisions of the Merger Agreement described above, the Surviving Corporation will pay all reasonable and out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in the applicable provisions of the Merger Agreement described above as such fees are incurred upon the written request of such Covered Person.

Efforts.

The Merger Agreement provides that each of the Company, Parent and the Offeror will use its respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Merger, the Offer and the other Transactions as promptly as practicable, (ii) take all such actions (if any) as may be required to cause the expiration of the notice periods under applicable supranational, national, federal, state, provincial or local law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any country or jurisdiction, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended (collectively, “Competition Laws”) with respect to such transactions as promptly as practicable after the execution of the Merger Agreement, (iii) (I) obtain as promptly as practicable (A) from any governmental entity any and all consents, notices, licenses, permits, waivers, approvals, authorizations, orders, registrations, rulings and clearances required to be obtained by Parent, the Offeror or the Company, or any of their respective subsidiaries, to effect the Merger Closing as promptly as practicable, and in any event not later than three business days prior to the Outside Date, and to avoid any action or proceeding by any governmental entity or any other person or entity, in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Transactions, including the Merger and the Offer, and (B) from any third party any and all consents, notices, licenses, permits, waivers, approvals, authorizations and registrations that are required to be obtained or made by Parent, the Offeror or the Company, or any of their respective subsidiaries, in connection with the Transactions in the case of this clause

(B), such consents and notices set forth in Annex C and such other consents and notices to the extent that Parent, the Offeror and the Company reasonably determine, after consultation and cooperation with one another, that such consent or notice should be obtained or made, and (II) prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, rulings requests, and other documents necessary to obtain the consents, approvals and other deliverables set forth in the Merger Agreement, and take all reasonable steps as may be necessary to obtain all such consents, approvals and other deliverables, (iv) cause the satisfaction of all Offer Conditions and cause the satisfaction of all conditions to the Merger set forth in the Merger Agreement, in each case, within its control (v) defend and seek to prevent the initiation of all actions, lawsuits or other legal, regulatory or other Proceedings to which it is a party challenging or affecting the Merger Agreement or the consummation of the Transactions, in each case until the issuance of a final, nonappealable any judgment, order, decision, writ, injunction, decree, legal or arbitration award, ruling, SEC requirement or settlement or consent agreement, in each case, with a governmental entity of competent jurisdiction that is binding on the applicable person or entity under applicable law (each, an “Order”), (vi) seek to have lifted or rescinded any injunction or restraining order that may adversely affect the ability of the parties to consummate the Transactions, in each case until the issuance of a final, nonappealable Order, and (vii) as promptly as reasonably practicable after the date of the Merger Agreement, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to the Merger Agreement, the Merger and the Offer required under any other applicable law, provided that all filing fees related to the filing.

Notwithstanding anything to the contrary herein, the Company will not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any contract), or the provision of additional security (including a guaranty) or otherwise incur or assume or agree to incur or assume any liability that is not conditioned upon the consummation of the Merger, to obtain any consent, waiver or approval of any person or entity (including any governmental entity) under any contract. Each Party shall file no later than 20 Business Days after the date of the Merger Agreement the notification and report forms required under the HSR Act, unless the parties mutually agree in writing that a filing is not necessary.

The Merger Agreement also provides that each of Parent and the Company agrees that, between the date of the Merger Agreement and the Effective Time, each of Parent and the Company will not (and the Company will cause its subsidiaries not to) (i) enter into or consummate any agreements or arrangements for an acquisition of any ownership interest in, or assets of, any person or entity, if such ownership interest or assets would reasonably be expected to result in any delay in obtaining, or the failure to obtain, any regulatory approvals required in connection with the Transactions, or (ii) take or agree to take any other action which would reasonably be expected to result in any delay in obtaining, or which would reasonably be expected to result in the failure to obtain, any approvals of any governmental entity required in connection with the Transactions, or which would otherwise reasonably be expected to prevent or delay the Merger or the Offer.

Each of Parent, the Offeror and the Company will (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Proceeding by or before any governmental entity with respect to the Merger, the Offer or any of the other Transactions, (ii) keep the other parties notified as to the status of any such request, inquiry, investigation, action or other Proceeding, (iii) promptly notify the other parties of any oral or written communication to or from any governmental entity regarding the Merger, the Offer or any of the other Transactions and (iv) promptly provide to the other parties copies of any written communications received or provided by such party, or any of its subsidiaries, from or to any governmental entity with respect to the Merger, the Offer or any other Transactions, subject to certain limitations and qualifications. Each party to the Merger Agreement will consult and cooperate with the other parties with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to all notices, submissions, or filings made by such party with any governmental entity or any other information supplied by such party to, or correspondence with, a governmental entity in connection with the Merger

Agreement or any Transactions and will permit the other parties to review and discuss in advance and consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger, the Offer or any of the other Transactions. Each party to the Merger Agreement will consult with the other parties in advance and give the other parties or their authorized representatives the opportunity to be present at each meeting or teleconference relating to such request, inquiry, investigation, action or other Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with such request, inquiry, investigation, action or other Proceeding. Notwithstanding anything to the contrary in the Merger Agreement, Parent will, after consulting with the Company and considering in good faith the Company’s views, control all aspects of the parties’ efforts to gain regulatory clearance either before any governmental entity or in any action brought to enjoin the Transactions pursuant to any Competition Law.

Takeover Statutes. If any state takeover law or state law or any similar anti-takeover provision in the governing documents of the Company that purports to limit or restrict business combinations or the ability to acquire or vote Shares becomes or is deemed to be applicable to the Company, Parent, the Offeror, the Merger Agreement, the Merger, the Offer or any other Transactions, then Parent, the Offeror and the Company will cooperate and take all action reasonably available to render such law or provision inapplicable to the foregoing. Neither Parent, the Offeror nor the Company will take any action that would cause the Merger Agreement, the Merger, the Offer or the other Transactions to be subject to the requirements imposed by any such laws or provisions. No Company Change of Board Recommendation will change the approval of the Company Board for purposes of causing any such law or provision to be inapplicable to the Transactions.

Delisting and Deregistration. The Merger Agreement provides that, prior to the Effective Time, the Company will use reasonable best efforts to cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting of the Company and of the Shares from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.

Parent and Offeror Equity Financing Covenant. The Merger Agreement provides that each of Parent and the Offeror shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Equity Financing in an amount required to satisfy the applicable portion of the Required Amount (as defined in the Merger Agreement) contemplated by the Equity Commitment Letter no later than the Expiration Time on the terms and conditions described in or contemplated by the Equity Commitment Letter. The Merger Agreement provides that each of Parent and Offeror will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver (a) imposes new or additional conditions precedent to the funding of the Equity Financing or otherwise materially adversely change, amend, modify, or expand any of the conditions precedent to the funding of the Equity Financing, (b) reasonably would be expected to prevent or materially delay the availability of all or a portion of the Equity Financing necessary to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter or the consummation of the transactions contemplated by the Merger Agreement, (c) reduces the aggregate amount of the Equity Financing below the amount necessary to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter, or (d) would otherwise materially adversely affect the ability of Parent or Offeror to enforce their rights under the Equity Commitment Letter, including using reasonable best efforts to (i) maintain in full force and effect the Equity Commitment Letter and the Limited Guarantee, (ii) satisfy and comply with on a timely basis all conditions and covenants to the funding or investing of the Equity Financing required to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter that are to be satisfied by Parent or Offeror, (iii) consummate the Equity Financing in an amount required to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter, or enforce the Limited Guarantee, at or prior to the Expiration Time, in accordance with its terms, (iv) enforce its rights under the Equity Commitment Letter and the Limited Guarantee and (v) reasonably cooperate with and assist the Company in enforcing its third party beneficiary rights under the Equity Commitment Letter. Neither Parent nor Offeror will release or consent to the termination of the obligations of any Investor to provide the Equity Financing in an amount required to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter.

Nothing contained in the relevant provisions of the Merger Agreement will require, and in no event will the reasonable best efforts of Parent or Offeror be deemed or construed to require, either Parent or Offeror to seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.

The Merger Agreement also provides that Parent will give the Company, as promptly as reasonably practicable (and in any event within three Business Days), written notice after Parent’s knowledge (i) of any material default or breach (or any event that, with or without notice, lapse of time or both, would, or would reasonably be expected to, give rise to any material default or breach) by any party under the Equity Commitment Letter of which Parent or Offeror becomes aware, (ii) of any termination of the Equity Commitment Letter, (iii) of the receipt by Parent or Offeror of any written notice or other written communication from any investor with respect to any (A) actual or asserted material default or breach or termination or repudiation of the Equity Commitment Letter, or any material provision thereof, in each case by any party thereto, or (B) material dispute or disagreement between or among any parties to the Equity Commitment Letter that would reasonably be expected to prevent or materially delay the Closing or make the funding of the Equity Financing required to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter materially less likely to occur or give rise to a right of termination under any such arrangement, and (iv) of the occurrence of an event or development that would reasonably be expected to materially adversely impact the ability of Parent or Offeror to obtain all or any portion of the Equity Financing necessary to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter. Without limitation of the foregoing, upon the request of the Company from time to time, Parent will, as promptly as reasonably practicable, update the Company on the material activity and developments of its efforts to arrange and obtain the Equity Financing, including by providing copies of all definitive agreements (and drafts of all offering documents and marketing materials) related to the Equity Financing, and any amendments, modifications or replacements to the Equity Commitment Letter.

Parent and Offeror Debt Financing Covenant. The Merger Agreement requires each of Parent and Offeror to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letters, including using its reasonable best efforts to, as promptly as reasonably practicable, (i) maintain in full force and effect the Debt Commitment Letters subject to the terms and conditions thereof (including obtaining an extension of the termination of any Debt Commitment Letter (on the same terms and conditions contained therein, including with respect to the conditions set forth therein, except for such amendments or modifications that would be permitted in connection with any alternative financing) prior to such termination to the extent such Debt Commitment Letter would otherwise terminate prior to the Outside Date), (ii) satisfy, or cause to be satisfied, on a timely basis (or, if applicable, obtaining waivers thereof), all conditions to Parent and Offeror obtaining the Debt Financing set forth therein (including the payment of any fees required as a condition to the Debt Financing) required to pay the applicable portion of the Required Amount (as defined in the Merger Agreement) contemplated by the Debt Commitment Letters that are to be satisfied by Parent or Offeror to the extent such conditions are applicable to, and within the control of, Parent or Offeror, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letters (including any related flex provisions (to the extent such flex provisions are exercised in accordance with the terms thereof)) or on other terms that are (A) reasonably acceptable to the Debt Financing Sources (as defined in the Merger Agreement) and (B) in the aggregate not materially less favorable, taken as a whole, to Parent (including with respect to conditions set forth in the Debt Commitment Letters) so that such agreements are in effect no later than the expiration time,

(iv) prepare, on a timely basis, the necessary offering circulars, private placement memoranda or other offering documents or marketing materials with respect to the Debt Financing, (v) subject to the applicable provisions of the Merger Agreement, enforce its rights under the Debt Commitment Letters, and (vi) consummate the Debt Financing in an amount required to pay the applicable portion of the Required Amount set forth in the Debt Commitment Letters, including using its reasonable best efforts to cause the Debt Financing Sources (as defined in the Merger Agreement) to provide the Debt Financing at or prior to the expiration time, to the extent the proceeds thereof are required for the financing purposes.

The Merger Agreement provides that any material breach by Parent or Offeror of the Debt Commitment Letter or other Debt Document (as defined below) shall be deemed to be a breach by Parent or Offeror of the “Debt Financing” covenant in the Merger Agreement. The Merger Agreement requires that Parent and Offeror give the Company written notice as promptly as reasonably practicable (and in any event within three Business Days) after Parent’s knowledge (A) of any material breach or default on the part of any party to any Debt Commitment Letter or other Debt Document of which Parent or Offeror becomes aware, (B) if and when Parent and/or Offeror believes in good faith that it will not be able to obtain the Debt Financing contemplated by the Debt Commitment Letters in an amount sufficient to consummate the transactions contemplated by the Merger Agreement, (C) of the receipt by Parent or Offeror of any written notice or other written communication from any person with respect to (1) any actual or asserted material breach or default or termination or repudiation by any party to the Debt Commitment Letters or other Debt Document or (2) material dispute or disagreement between or among any parties to the Debt Commitment Letter or other Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or Debt Documents) that would reasonably be expected to prevent or materially delay the Closing (as defined in the Merger Agreement) or make the funding of the Debt Financing required to pay the applicable portion of the Required Amount contemplated by the Debt Commitment Letters materially less likely to occur and (D) of any expiration or termination of the Debt Commitment Letters or other Debt Document. The Merger Agreement requires that as soon as reasonably practicable, Parent and/or Offeror shall provide any information available to Parent and/or Offeror, as applicable, and reasonably requested by the Company relating to any circumstance referred to in aforementioned clauses.

Without limiting the foregoing, the Merger Agreement requires that Parent and Offeror keep the Company informed on a reasonably current basis and in reasonable detail of the status of their efforts to arrange the Debt Financing and provide to the Company executed copies of the definitive documents related to the Debt Financing (including, for the avoidance of doubt, any amendments or modifications thereto or to the alternative financing) (provided that any fee letters, engagement letters or other agreements that, in accordance with customary practice, are confidential by their terms, and that do not affect the conditionality or reduce the committed amount of the Debt Financing, may be redacted in a customary manner so as not to disclose such terms that are so confidential). If any portion of the Debt Financing becomes unavailable (whether through expiration, termination or otherwise) on the terms and conditions contemplated in the Debt Commitment Letters (after taking into account flex terms) (unless such unavailability is due to the failure of a condition to the consummation of the Debt Financing being primarily caused by the breach of any representation, warranty, covenant or agreement of the Company or any of its Subsidiaries set forth in the Merger Agreement and as a result of which alternative financing sources are not otherwise then available), Parent and Offeror are required under the Merger Agreement to use their respective reasonable best efforts to arrange and obtain as promptly as reasonably practicable following the occurrence of such event, alternative financing, including from alternative sources, on terms that in the aggregate are not materially less favorable to Parent and Offeror (including with respect to any conditions to the Debt Financing) than the Debt Financing contemplated by the Debt Commitment Letters and in an amount (when taken together with any remaining available portion of the Debt Financing (if any) and the Equity Financing), is sufficient to enable Parent and Offeror to consummate the transactions contemplated by this Agreement in accordance with its terms (“Alternative Financing”), and the provisions of the “Debt Financing” covenant of the Merger Agreement will be applicable to the alternative financing, and for purposes of the Merger Agreement, all references to the Debt Financing shall be deemed to refer to such alternative financing (in lieu of the Debt Financing replaced thereby) and all references to the Debt Commitment Letters or other Debt

Documents shall instead include the applicable documents for the alternative financing (in lieu of the Debt Commitment Papers and the other Debt Documents replaced thereby).

The Merger Agreement provides that Parent and Offeror will (1) comply in all material respects with the Debt Commitment Letters and each definitive agreement entered into with respect thereto on the terms and conditions contained in the Debt Commitment Papers or as otherwise may be agreed (collectively, with the Debt Commitment Letters, the “Debt Documents”), (2) subject to the relevant provisions of the Merger Agreement, enforce their rights under the Debt Commitment Letters and other Debt Documents, including using its reasonable best efforts to cause the Debt Financing Sources (as defined in the Merger Agreement) to fund the Debt Financing at or prior to the Closing (as defined by the Merger Agreement) subject to the terms and conditions thereof and (3) after the date of the Merger Agreement, not permit, without the prior written consent of the Company, any material amendment or modification to be made to, or any termination, rescission or withdrawal of, or any material waiver of any provision or remedy under, the Debt Commitment Letters or other Debt Document or any fee letter referred to in the Debt Commitment Letters that (individually or in the aggregate with any other amendments, modifications or waivers) would (x) reduce the aggregate amount of the Debt Financing thereunder (including by changing the amount of fees to be paid or original issue discount thereof), if after giving effect to such reduction, the amount of Debt Financing and Equity Financing will be less in the aggregate than an amount necessary (taking into account any corresponding increase in any other portion of the Financing and any Alternative Financing) in order for the Parent and Offeror to fund the amounts required to be funded at Closing pursuant to the Merger Agreement, or (y) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Debt Financing in a manner that would reasonably be expected to (I) materially delay or prevent the Closing Date, (II) make the funding of any portion of the Debt Financing (or satisfaction of any condition to obtaining any portion of the Debt Financing) materially less likely to occur, or (III) materially adversely impact (a) the ability of Parent or Offeror to enforce their respective rights against any other party to the Debt Commitment Letter or other Debt Document, (b) the ability of Parent or Offeror to consummate the transactions contemplated by the Merger Agreement or (c) the likelihood of the consummation of the transactions contemplated by the Merger Agreement; provided, however, that, for the avoidance of doubt, Parent and Offeror each may amend or modify the Debt Commitment Letters (x) in accordance with the market flex provisions thereof, (y) to extend the expiration date thereof, together with any related amendments or modifications to the Debt Commitment Letters that would be permitted in connection with any alternative financing, or (z) to add lenders, arrangers, bookrunners, syndication agents, or similar entities and to grant to such persons such approval rights as are customarily granted to additional lenders, arrangers, bookrunners, syndication agents or similar entities. The Merger Agreement further requires that Parent and Offeror provide notice to the Company (which may be by phone or email), as promptly as reasonably practicable, upon receiving the Debt Financing. Notwithstanding anything to the contrary in the Merger Agreement, compliance by Parent and Offeror with the “Debt Financing” covenant will not relieve Parent and Offeror of their respective obligation to consummate the transactions contemplated by the Merger Agreement, whether or not the Debt Financing or alternative financing is available. The Merger Agreement provides that Parent will, as promptly as reasonably practicable, deliver to the Company true and complete copies of all material agreements pursuant to which any such alternative financing source shall have committed to provide Parent and/or Offeror with any portion of such alternative financing (subject in respect of any related fee letter to redaction in a customary manner).

The Merger Agreement provides that Parent and Offeror will indemnify, defend and hold harmless the Company and the Company subsidiaries, and their respective directors, officers, employees and other representatives, from and against any and all damages incurred, directly or indirectly, in connection with the Debt Financing or any information provided in connection therewith. Parent will promptly upon the Company’s request reimburse the Company and the Company subsidiaries, as applicable, for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees and ratings agencies’ fees) incurred by the Company or the Company subsidiaries in connection with the cooperation described in the “Financing Cooperation” covenant below or otherwise in connection with the Debt Financing, except to the extent arising from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company, its subsidiaries or their respective representatives and affiliates.

The Merger Agreement clarifies that in no event will Parent or Offeror’s obligations under the Merger Agreement require them to pursue litigation against any of the Debt Financing Sources (as defined by the Merger Agreement).

Stockholder Litigation; Notification of Certain Matters.

The Merger Agreement provides that prior to the earlier of the Effective Time or the termination of the Merger Agreement, the Company will promptly (and, in any event, within one business day) notify Parent of any Proceeding brought by the stockholders of the Company or other persons or entities (other than Parent, the Offeror, or its affiliates) against the Company or any of its directors, officers or the representatives of the Company arising out of or relating to the Merger Agreement or the other Transactions, and will keep Parent reasonably informed with respect to the status thereof, including, by promptly (and, in any event, within one business day) providing Parent with copies of all proceedings and correspondences relating to such proceeding. Prior to the earlier of the Effective Time or the termination of the Merger Agreement, the Company will give Parent the right to fully participate in (but not control) the defense (including by allowing for advanced review and comment on all filings or responses to be made in connection therewith) or settlement (including the right to participate in (at the participating party’s expense) the negotiations, arbitrations or mediations with respect thereto) of any such Proceeding, and the Company will in good faith give consideration to Parent’s advice with respect to such Proceeding and the underlying strategy documentation with respect thereto. Prior to the earlier of the Effective Time or the termination of the Merger Agreement, the Company will not cease to defend, settle or agree to settle any Proceeding relating to the Merger Agreement or the Transactions without Parent’s prior written consent (not to be unreasonably withheld, conditioned, or delayed).

Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Parent, the Offeror and the Company to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any and all of which may be waived in whole or in part by mutual consent of Parent, the Offeror and the Company to the extent permitted by applicable law:

•	the Offeror having irrevocably accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer and the consummation of the Offer by the Offeror; and

•

the consummation of the Merger has not been restrained, enjoined, prevented or otherwise prohibited or made illegal by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental entity of competent jurisdiction then in effect, and there is not in effect any law that was enacted, promulgated or deemed applicable to the Merger by any governmental entity of competent jurisdiction that restrains, enjoins, prevents or otherwise prohibits the consummation of the Merger.

Termination. The Merger Agreement provides that it may be terminated, and the Transactions may be abandoned at any time prior to the Acceptance Time as follows:

(a)	by mutual written agreement of Parent and the Company, by action of their respective Boards of Directors;

(b)

by either the Company or Parent, if the Acceptance Time shall not have occurred on or before the Outside Date; provided that (i) if as of the Outside Date no government injunctions or restraints, government orders or newly issued laws, or pending HSR applications have not been satisfied or waived, the Outside Date may be extended on one occasion by the Company or Parent for a period of 90 days by written notice to Parent or the Company, as the case may be, and such date, as so extended, shall be the Outside Date and (ii) Parent shall have the right to extend the Outside Date by written notice to the Company to any future date to which the termination date of the Debt Commitment

Letters is extended in accordance with the terms of this Agreement, but in no event later than the date which is 180 days after the date hereof; further provided that, the right to terminate the Merger Agreement is not available to any party whose breach of this the Merger Agreement (including, in the case of Parent, any such breach by Offeror) has been a principal cause of the failure of any condition to consummate the Merger Agreement or the failure of the Acceptance Time to occur on or before the Outside Date;

(c)

by either the Company or Parent, if any court of competent jurisdiction or any other Governmental Entity of competent jurisdiction shall have issued any Order, or any Law shall be in effect that was enacted, promulgated or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal (1) prior to the Acceptance Time, the consummation of the Offer, or (2) prior to the Effective Time, the consummation of the Merger, and, in each case, such Order or Law shall have become final and nonappealable; provided that the right to terminate the Merger Agreement was only available if the party seeking to terminate the Merger Agreement (including, in the case of Parent, Offeror) has complied in all material respects with its applicable obligations of the Merger Agreement before asserting the right to terminate under this section;

(d)

by Parent, at any time prior to the Acceptance Time, if the Company Board has affected a Company Change of Board Recommendation except in the case of communications by the Company Board to the stockholders of the Company in accordance with Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer;

(e)

by the Company, at any time prior to the Acceptance Time, in order to enter into a definitive agreement with respect to a Superior Company Proposal, but only if the Company has not breached (other than a de minimis breach) its obligations with respect to such Superior Company Proposal; provided, that the Company (i) pays, or causes to be paid, to Parent the Company Termination Fee prior to or concurrently with such termination; and (ii) immediately following or concurrently with such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior Company Proposal;

(f)

by Parent if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in the Agreement that is not capable of being satisfied while such breach is continuing, (ii) Parent delivered written notice of the breach to the Company and (iii) the breach is not capable of cure or cannot be cured within the earlier of the Outside Date or 30 days from the date of delivery of such written notice to the Company; provided that the Parent is not permitted to terminate the Merger Agreement if either Parent or Offeror are then in material breach of their respective obligations under the Merger Agreement;

(g)

by the Company if: (i) there has been a breach by Parent or Offeror of any of their representations, warranties or covenants contained in the Merger Agreement which would reasonably be expected to cause a Parent Material Adverse Effect, (ii) the Company delivered a written notice of the breach to Parent and (iii) the breach is not capable of cure or cannot be cured within the earlier of the Outside Date or 30 days from the date of delivery of such written notice to Parent; provided that the Company is not permitted to terminate the Merger Agreement if either Parent or Offeror are then in material breach of their respective obligations under the Merger Agreement;

(h)	by the Company if Offeror failed to commence or extend the Offer within three Business Days of the time period specified within the Merger Agreement;

(i)

by the Company if, at any time following the Expiration Time, (1) the conditions to the offer have been satisfied or waived at or prior to the Expiration Time, after giving effect to any extensions in accordance with the Merger Agreement, (2) Offeror failed to consummate (as defined in Section 251(h) of the DGCL) the Offer, (3) Offeror fails to consummate (as defined in Section 251(h) of the DGCL) the Offer within three Business Days following the Expiration Time, and (4) at all times during such three (3) Business Day period, the Company has confirmed that it stood ready, willing and able to consummate the transactions contemplated by this Agreement on the terms thereof; provided that the Company does not have the right to terminate this Agreement if the Company is (x) then in breach of its representations and warranties or (y) then materially failing to perform its covenants, obligations or agreements contained in the Merger Agreement;

(j)

by either Parent or the Company, if the Offer shall have expired (after giving effect to any extensions thereof in accordance with this Agreement) or been terminated, in each case, in accordance with the terms of this Agreement, and the Acceptance Time shall not have occurred solely as a result of the Minimum Condition not being satisfied; provided, however, that neither the Parent nor the Company will have the right to terminate the Merger Agreement, if such party has breached its obligations in any material respect and in any manner that was the primary cause of the Minimum Condition not being satisfied;

(k)	by Parent if the Company does not adopt the Rights Plan within 24 hours from the date of this Agreement.

Effect of Termination.

In the event of valid termination of the Merger Agreement as provided in the Merger Agreement, the Merger Agreement will immediately become void and there will be no liability or obligation on the part of Parent, the Company, the Offeror or their respective related parties, or on the part of any Debt Financing Sources; provided that (a) any such termination will not relieve the Company, Parent or the Offeror from liability for any fraud or Willful Breach (as defined below) prior to such termination of the Merger Agreement (which will not be limited to the fees or out-of-pocket costs) and (b) certain provisions of the Merger Agreement (as specified therein) and the Confidentiality Agreement will remain in full force and effect and survive any termination of the Merger Agreement, in each case, in accordance with and subject to their respective terms and conditions in all respects. Notwithstanding anything in the Merger Agreement to the contrary, in no event will the parent related parties or the Company related parties, in each case collectively, have any liability for monetary damages (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise (including for willful breach as defined in the Merger Agreement) or monetary damages in lieu of specific performance) in the aggregate in excess of the Parent Termination Fee, as defined below, and the amount of fees and expenses owned according to the applicable provisions of the Merger Agreement, in the case of the liability of the Parent related parties, or the Company Termination Fee, as defined below, in the case of the liability of the Company related parties and subject in each case in all respects to the applicable provisions of the Merger Agreement (including the limitations set forth therein). For the avoidance of doubt, any valid termination by Parent will also be an effective termination of the Merger Agreement by the Offeror.

For purposes of the Merger Agreement, “Willful Breach” shall mean a material breach of the Merger Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would, or would reasonably be expected to, result in or constitute such a material breach (it being agreed by the parties that Oferor’ failure to purchase all Company Shares validly tendered (and not validly withdrawn) when required to do so in accordance with the terms of this Agreement shall be deemed to be a “Willful Breach” by Parent and Offeror).

Fees and Expenses Following Termination.

Under the Merger Agreement, the parties have agreed that if the Merger Agreement is validly terminated by Parent in accordance with the provision of the Merger Agreement related to paragraph (d) described under “Termination” above or by the Company in accordance with the provision of the Merger Agreement related to paragraph (e) described under “Termination” above, then the Company will pay (or cause to be paid) to Parent (or its designee) prior to or concurrently with such termination, in the case of a termination by the Company, or within two business days thereafter, in the case of a termination by Parent, $9,400,000 (the “Company Termination Fee”).

Under the Merger Agreement, the parties have agreed that (i) if the Merger Agreement is validly terminated by (A) either Parent or the Company in accordance with the provision of the Merger Agreement related to paragraph (b) described under “Termination” above or (B) by Parent pursuant to the provision of the Merger Agreement related to paragraph (f) described under “Termination” above (as a result of Company’s material breach of its covenants with respect to solicitation or the Rights Plan), or (C) by Parent pursuant to the provisions of the Merger Agreement related to paragraph (j) described under “Termination” above; and, prior to the date of any such termination referenced in the aforementioned provisions of the Merger Agreement, a Company Acquisition Proposal is made public by the Company or any other person or entity or otherwise becomes publicly known, and in each case such Company Acquisition Proposal has not been unconditionally withdrawn or otherwise abandoned prior to such termination, and (ii) within twelve months after such termination (A) the Company enters into a definitive agreement with respect to any Company Acquisition Proposal which is later consummated or (B) the transactions contemplated by any Company Acquisition Proposal are consummated (which need not be the same Company Acquisition Proposal that was made public or publicly known prior to the termination of the Merger Agreement), then the Company will pay (or cause to be paid) the Company Termination Fee to Parent (or its designee), by wire transfer of same-day funds no later than two business days after the consummation of such transaction. For purposes of this paragraph, the term “Company Acquisition Proposal” will have the meaning assigned to such term in this the Merger Agreement, except that the references to “20% or more” will be deemed to be references to “more than 50%.” In no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of the Merger Agreement at the same or at different times and the occurrence of different events.

Under the Merger Agreement, the parties have agreed that if the Merger Agreement is validly terminated by the Company in accordance with (A) the provisions of the Merger Agreement related to paragraph (i) described under “Termination” above or (B) the provisions of the Merger Agreement related to paragraph (b) described under “Termination” above under circumstances in which the Company would have been entitled to terminate the Merger Agreement in accordance with the provisions of the Merger Agreement related to paragraph (i) described under “Termination” above, then Parent must pay the Company within three Business Days following such termination, the Parent Termination Fee ($10,700,000), provided that in no event will Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of the Merger Agreement at the same or at different times and the occurrence of different events.

Under the Merger Agreement, the parties have agreed that if the Merger Agreement is validly terminated by Parent pursuant to the provision of the Merger Agreement related to paragraph (j) described under “Termination” above, the Company must pay or cause to be paid within two Business Days following the termination, the documented out of pocket costs and expenses, including all fees and expenses incurred in connection with the Debt Financing and the fees and expenses of counsel, accountants, investment bankers, experts and consultants, incurred by Parent and Offeror in connection with this Offer, the Merger and the other transactions contemplated by the Merger Agreement (“Parent Expenses”); provided, that the Company will not be required to pay (or cause to be paid) Parent Expenses in excess of an aggregate of $4,500,000. The reimbursement of Parent Expenses will not relieve the Company of any subsequent obligation to pay any applicable Company Termination Fee related to paragraph (b) described in this section, though any payment of Parent Expenses will reduce, on a dollar-for-dollar basis, any Company Termination Fee that becomes due and payable as detailed above.

Under the Merger Agreement, the Company, Parent and the Offeror have acknowledged that each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such fee is payable pursuant to the applicable provisions of the Merger Agreement, as applicable, for the efforts and resources expended and opportunities foregone when negotiating the Merger Agreement and in reliance on the Merger Agreement and on the expectation of the consummation of the transactions contemplated by the Merger Agreement, which amount would otherwise be impossible to calculate with precision.

Under the Merger Agreement and any ancillary document or agreement delivered in connection therewith or otherwise, and pursuant to the applicable provisions of the Merger Agreement, the parties have agreed that (i) in the event that the Merger Agreement is terminated under circumstances where the Company Termination Fee is payable, payment of the Company Termination Fee shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent, Offeror, any Parent related party and any other person in connection with any termination of the Merger Agreement in the circumstances in which such Company Termination Fee became payable, and upon payment of such amount, (A) none of the Company related parties will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement and (B) none of Parent, Offeror, any Parent related party and any other person shall have any further rights or claims against any of the Company related parties under the Merger Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and (ii) in the event that the Merger Agreement is terminated under circumstances where the Parent Termination Fee is payable, payment of the Parent Termination Fee will constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, any Company related party and any other person in connection with any termination of the Merger Agreement in the circumstances in which such Parent Termination Fee became payable, and upon payment of such amount, (A) none of the Parent related parties will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement and (B) none of Company related parties and any other person shall have any further rights or claims against any of Parent, Offeror or the Parent related parties under the Merger Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise. Notwithstanding the foregoing, payment of the Company Termination Fee will not relieve the Company related parties from liability for any fraud or Willful Breach.

Under the Merger Agreement and any ancillary document or agreement delivered in connection therewith or otherwise, but subject to the applicable provisions of the Merger Agreement, (A) the maximum aggregate liability, whether in equity or at law, in contract, in tort or otherwise, together with any payment in connection with the Merger Agreement or otherwise, of the Parent related parties or the Company related parties, in each case collectively, (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise (including Willful Breach), or monetary damages in lieu of specific performance) (i) under this Agreement or any ancillary document or otherwise, (ii) in connection with the failure of the Merger or any other transaction contemplated by the Merger Agreement to be consummated or (iii) in respect of any representation or warranty made or alleged to have been made in connection with the Merger Agreement or any ancillary document or otherwise, will not exceed under any circumstances an amount equal to the Parent Termination Fee and the amounts owed in accordance with the applicable provisions of the Merger Agreement in the case of the liability of the Parent related parties, or the Company Termination Fee, in the case of the liability of the Company related parties; and (B) neither the Company related parties nor the Parent related parties may seek, directly or indirectly, to recover against the Parent related parties or the Company related parties, as the case may be, or compel payment by the Parent related parties or the Company related parties, as the case may be, of any monetary damages in excess of the Parent Termination Fee and the amounts owed in accordance with the applicable provisions of the Merger Agreement, in the case of recovery sought by any Company related parties, or the Company Termination Fee, in the case of recovery sought by any Parent related parties, in each case as applicable. According to the Merger Agreement and any ancillary document or otherwise, under no circumstances may (1) the Company receive both (A) an award of monetary damages, on the one hand, and (B) any of the Parent Termination Fee and the amounts due in accordance with the applicable provisions of the Merger Agreement, on the other hand, and (2) Parent or Offeror receive both (A) an award of monetary damages, on the one hand, and (B) the Company Termination Fee, on the other hand.

Amendment. The Merger Agreement may be amended at any time prior to the Effective Time only by execution of an instrument in writing signed by each of the Company, Parent and the Offeror; provided, that no amendment, modification or alteration to certain provisions of the Merger Agreement (as specified therein) (and any related definitions to the extent an amendment, modification or alteration of such definitions would modify the substance of any of the relevant provisions) in any manner materially adverse to the Debt Financing Sources will be effective as to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letters.

Waiver. The Merger Agreement provides that, at any time prior to the Effective Time, Parent and the Offeror on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant to the Merger Agreement or (c) waive compliance by the other with any of the agreements or covenants contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any delay in exercising any right under the Merger Agreement will not constitute a waiver of such right.

Specific Performance. Under the Merger Agreement, the parties are entitled to seek an injunction or injunctions to prevent or remedy breaches of the Merger Agreement and to specific performance of the terms of the Merger Agreement, in each case in the Delaware Court of Chancery or, if such court does not have jurisdiction, in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing or anything in the Merger Agreement or any Ancillary Document (as defined in the Merger Agreement) or otherwise to the contrary, in no event will the Company or any related party of the Company (or any of the foregoing’s respective representatives) be entitled to enforce or seek to enforce specifically Parent’s or the Offeror’s obligation to cause all or any portion of the Equity Financing to be funded (whether under the Merger Agreement or the Equity Commitment Letter) or otherwise cause Parent or the Offeror to take action to consummate the Merger or the Offer (including the obligation to pay all or any portion of the Offer Price and/or the Merger Consideration) unless and only if: (i) with respect to the Offer, the consummation of the Offer, the payment of the Offer Price and the Equity Financing related thereto, all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied as of immediately prior to the Expiration Time, but subject to the fulfillment or waiver of such conditions as of immediately prior to the Expiration Time), (ii) with respect to the Merger, the payment of the Merger Consideration and the Equity Financing related thereto, all of the conditions set forth in the applicable provisions of the Merger Agreement have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the fulfillment or waiver of those conditions at the Merger Closing), (iii) the Debt Financing (other than with respect to any revolving credit facility thereunder) has been received by Parent in full in accordance with the terms thereof, or the Debt Financing Sources have confirmed in writing to the parties hereto that the Debt Financing (other than with respect to any revolving credit facility thereunder) will be funded in full at the consummation of the Offer or the Merger Closing, as applicable, if the Equity Financing is funded at the consummation of the Offer or the Merger Closing, as applicable (provided that Parent and the Offeror are not required to draw down the Equity Financing or consummate the Offer or the Merger Closing, as applicable, if such Debt Financing is not in fact funded in full at the Merger Closing), (iv) Parent and the Offeror failed to consummate the Offer in accordance with terms of the Merger Agreement or complete the Merger Closing by the date the Merger Closing is required to have occurred pursuant to the Merger Agreement, (v) the Company has irrevocably and unconditionally confirmed in writing to Parent that (A) if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Merger Closing will occur (and the Company has not revoked, withdrawn, modified or conditioned such confirmation) and (B) the Company is prepared, willing and able to effect the consummation of the Offer, the Merger Closing and the other Transactions and (vi) Parent and the Offeror fail to consummate the Offer or complete the Closing, as applicable, within three business days after delivery of the Company’s irrevocable and unconditional written confirmation.

Non-Recourse. Pursuant to the Merger Agreement, each party agrees on behalf of itself and its related parties that all Proceedings that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to the Merger Agreement, the Transactions, the Financing or any other documents related thereto or transactions contemplated thereby, may be made only against the persons that are expressly identified as parties to the Merger Agreement and no recourse will be had against any other person and no other person will have any liabilities or obligations in respect thereof, except for claims with respect to the Equity Commitment Letter only that the Company may assert against the Equity Investor solely in accordance with, and pursuant to the terms and conditions of, the Merger Agreement.

The foregoing summary and description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which has been filed as Exhibit (d)(1) to the Schedule TO and which is incorporated herein by reference.

Equity Commitment Letter. The description of the Equity Commitment Letter included in Section 12—“Sources and Amount of Funds” is incorporated into this Section 11 by reference.

The Limited Guarantee. Simultaneously with the execution of the Merger Agreement, Balmoral Special Situations Fund III, L.P. (the “Guarantor”) provided the Company with a limited guarantee (the “Limited Guarantee”) pursuant to which the Guarantor guarantees the payment and performance of Parent’s obligations to the Company with respect to the payment of the Parent Termination Fee, Reimbursement Obligations (as defined in the Limited Guarantee), Enforcement Expenses (as defined in the Limited Guarantee) (the “Guaranteed Obligation”), subject to the terms and conditions of the Limited Guarantee.

The foregoing summary and description of the Limited Guarantee does not purport to be complete and is qualified in its entirety by reference to the full text of the Limited Guarantee, a copy of which has been filed as Exhibit (d)(5) to the Schedule TO and which is incorporated herein by reference.

Tender and Support Agreement. On May 11, 2022, in connection with the execution and delivery of the Merger Agreement, the Company’s current directors and executive officers (collectively, the “Supporting Stockholders”), entered into Tender and Support Agreements with Parent and the Offeror (the “Tender and Support Agreement”). The Supporting Stockholders collectively beneficially owned approximately 4.5% of the outstanding Shares as of May 11, 2022.

Pursuant to the Tender and Support Agreement, the Supporting Stockholders have agreed to tender in the Offer all Shares beneficially owned by such stockholders and not withdraw any such Shares previously tendered. Such directors, executive officers and an affiliated stockholder have agreed to tender into the Offer all Shares beneficially owned by them and not to withdraw any such Shares previously tendered. They have also agreed to vote all Shares beneficially owned by them, among other things, (i) in favor of any proposal recommended by the Company Board that is intended to facilitate the consummation of the Offer or the Transactions, (ii) against any change in the Company Board, (iii) against any Company Acquisition Proposal, including any Superior Company Proposal (or any proposal relating to or intended to facilitate a Company Acquisition Proposal or a Superior Company Proposal) and (iv) against any action, agreement or transaction that is intended or would reasonably be expected to materially impede, interfere with, delay, postpone, frustrate, prevent or adversely affect the consummation of the Offer, the Merger or the other Transactions. The Tender and Support Agreement terminates upon certain events: (i) the valid termination of the Merger Agreement, (ii) the Effective Time, (iii) the date of any modification, waiver or amendment to any provision of the Merger Agreement that is effected without such Supporting Stockholder’s prior written consent and that reduces the amount, or changes the form, or imposes conditions or requirements (which are inconsistent with the Merger Agreement), of the consideration payable to such Supporting Stockholder pursuant to the Merger Agreement as in effect on the date of the Tender and Support Agreement, (iv) solely as to IHP Capital Partners VI, LLC, a Company Change of Board Recommendation or (v) the mutual written consent of such Supporting Stockholder and Parent and the Offeror.

The foregoing summary of the Tender and Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Tender and Support Agreement, which is filed as Exhibit (d)(7) to the Schedule TO incorporated herein by reference.

The Confidentiality Agreement. The Company and Balmoral entered into a confidentiality agreement dated as of December 16, 2021 (the “Confidentiality Agreement”). As a condition to being furnished certain confidential information (“Confidential Information”), Balmoral agreed that such Confidential Information will be kept by it and its representatives confidential and will be used solely for the purpose of evaluating a possible transaction involving the Company. The Confidentiality Agreement contains customary standstill provisions with a term of 12 months that would automatically terminate before the expiration of such term in certain situations, including the entry by the Company into a final definitive agreement with any person or group that is not an affiliate of the Company providing for (i) acquisition of more than 50% of Company’s voting securities or all or substantially all of the Company’s assets or (ii) any tender or exchange offer, pursuant to which such person or group will beneficially acquire more than 50% of the Company’s voting securities. The Confidentiality Agreement expires two years after the date of the Confidentiality Agreement.

The foregoing summary and description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, a copy of which has been filed as Exhibit (d)(6) to the Schedule TO and which is incorporated herein by reference.

Debt Commitment Letters. The description of the Debt Commitment Letters included in Section 12—“Sources and Amount of Funds” is incorporated into this Section 11 by reference.

12.	Sources and Amount of Funds

The Offeror estimates that it will need approximately $233.1 million to purchase Shares in the Offer to provide funding for the consideration to be paid in the Merger, plus certain fees and expenses related to the Transactions. Parent has obtained an Equity Commitment Letter from the Equity Investor which provides for up to $123 million of equity financing. In addition, Parent has obtained Debt Commitment Letters for an aggregate of $165.75 million of debt financing. Parent will contribute or otherwise advance to the Offeror the proceeds of the equity and debt commitments, which will be sufficient to pay the Required Amount. The equity financing commitments and debt financing commitments are subject to certain conditions.

We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) we were organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger, (b) the Offer is being made for any and all of the issued and outstanding Shares solely for cash, (c) the Offer is not subject to any financing condition, (d) the Offer is being made for any and all of the outstanding Shares of the Company, (e) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than the Cancelled Shares) for cash at the same price per share as the Offer Price in the Merger and (f) we have all of the financial resources, including committed equity and debt financing, sufficient to finance the Offer and the Merger.

Equity Financing.

Parent has received an Equity Commitment Letter, dated May, 11, 2022, from the Equity Investor pursuant to which the Equity Investor has committed, subject to the conditions of the Equity Commitment Letter, equity financing up to $123.0 million in equity (“Equity Financing” and together with the Debt Financing, the “Financing”) for the purpose of enabling (a) Parent to cause the Offeror to accept for payment and pay for all Shares tendered pursuant to the Offer at the Acceptance Time (the “Offer Amount”) and (b) Parent to make the payments due pursuant to the Merger Agreement (the “Merger Amount”). With respect to the Offer Amount and the Merger Amount, the conditions to the Equity Investors’ funding obligation under the Equity Commitment Letter include: (1) with respect to the Offer Amount, (A) the execution and delivery of the Merger Agreement by the Company, (B) the satisfaction in full or valid waiver of the Offer Conditions (other than those Offer Conditions that by their nature are to be satisfied at the consummation of the Offer, but subject to the concurrent satisfaction or waiver of such Offer Conditions at the consummation of the Offer), (C) the prior or simultaneous closing of the Debt Financing (other than with respect to any revolving credit facility thereunder), and (D) the contemporaneous consummation of the Merger, and (2) with respect to the Merger Amount, (A) the execution and delivery of the Merger Agreement by the Company, (B) the satisfaction in full or valid waiver of the conditions precedent to Parent’s and the Offeror’s obligations set forth in the Merger Agreement (other than those conditions precedent that by their nature are to be satisfied at the Merger Closing, but subject to the concurrent satisfaction or waiver of such conditions precedent at the Merger Closing), (C) the prior or simultaneous closing of the Debt Financing (other than with respect to any revolving credit facility thereunder), and (D) the contemporaneous consummation of the Merger.

The Equity Investor’s funding obligations under the Equity Commitment Letter will automatically terminate and cease to be of any further force or effect without the need for any further action by an person upon the earliest to occur of: (a) a valid termination of the Merger Agreement in accordance with its terms, (b) the Merger Closing, (c) the payment by the Equity Investor of the Guaranteed Obligation pursuant to the Limited Guarantee, and (d) the assertion, directly or indirectly, by the Company or any of its affiliates, or any of its or their respective representatives, or any other person, directly or indirectly, of any claim against the Equity Investor and certain other related parties, except for (x) claims by the Company against the Equity Investor in respect of the Guaranteed Obligation solely as and to the extent specified in, and on the terms and subject to the conditions of, the Limited Guarantee and (y) claims by the Company to enforce as a third party beneficiary to the Equity Commitment Letter solely in the event that the Company is awarded specific performance (solely as and to the extent specified in, and on the terms and subject to the conditions of, the Equity Commitment Letter), solely to the extent permitted under, and on the terms and subject to the conditions of, the Merger Agreement).

The obligation of the Equity Investor under the Equity Commitment Letter to fund the Equity Financing may be assigned, in whole or in art, to any equity co-investor, any Affiliates or any affiliated funds, including Balmoral Special Situations Fund IV, L.P. or any parallel fund or alternative investment vehicle thereof, if such assignment would not impair or delay the consummation of the Merger or the funding of the Equity Commitment, but no such assignment shall relieve Investor of any of its obligations hereunder except if and to the extent, if any, that the assignee actually performs such obligations.

The Company is a third party beneficiary of the Equity Commitment Letter solely in the event that the Company is awarded, in accordance with, and subject to, the terms and conditions of the Merger Agreement, specific performance of Parent’s obligation to cause the Equity Financing to be funded in accordance with the terms and conditions of the Equity Commitment Letter.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(3) to the Schedule TO and which is incorporated herein by reference.

Assignment and Assumption Agreement. On May 16, 2022, the Equity Investor entered into an assignment and assumption agreement with Special Situations Fund IV (the “Equity Commitment/Limited Guarantee Assignment”), pursuant to which the Equity Investor assigned its obligation to fund the lesser of 66.66667% of the Equity Commitment and $80 million of the Equity Commitment to Special Situations Fund IV. Additionally, pursuant to the Equity Commitment/Limited Guarantee Assignment, the Equity Investor assigned 66.6667% of its obligations under the Limited Guarantee (as defined above) to Special Situations Fund IV.

The foregoing summary and description of the Equity Commitment/Limited Guarantee Assignment does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment/Limited Gurantee, which is filed as Exhibit (d)(4) to the Schedule TO and which is incorporated herein by reference.

Debt Financing.

In connection with its entry into the Merger Agreement, Parent entered into a debt commitment letters (collectively, the “Debt Commitment Letters”) with certain financial institutions, providing for commitments in respect of (i) a senior secured term loan facility for an aggregate committed amount of $130.0 million (the “Term Loan Credit Facility”) and (ii) an asset based revolving credit facility in an aggregate committed principal amount of $35.75 million (the “Revolving Credit Facility” and, together with the Term Loan Credit Facility, the “Debt Financing”).

It is anticipated that the proceeds of the new credit facilities will be used to partially finance the Offer and the Merger Consideration, refinance existing indebtedness of the Company and its subsidiaries, pay related fees and expenses incurred in connection with the Offer and the Merger and the Transactions and to provide for ongoing working capital and for other general corporate purposes of the Company and its subsidiaries.

The Term Loan Credit Facility will mature on the date that is the earlier of (a) 5 years from date of funding and (b) the maturity date of the Revolving Credit Facility. The Term Loan Credit Facility will amortize quarterly, starting the third full fiscal quarter after the date of funding, by 0.625% until the eighth full fiscal quarter, and then by 1.250% from the ninth full fiscal quarter and thereafter. The amounts outstanding under the Term Loan Credit Facility will bear interest at a rate per annum equal to the Applicable Margin, 6.00% per annum, plus the base rate of the greater of (i) 1.00% and (ii) the sum of (A) the forward-looking term rate for SOFR for a period of three months and reset on the first business day of fiscal quarter, plus (B) a spread adjust of 26.161 basis points.

The Revolving Credit Facility will terminate and all amounts outstanding will be payable in full on the earlier of (a) 5 years from the date of funding and (b) ninety-one days prior to the stated maturity of the Term Loan Credit Facility. The interest rates per annum applicable to the Revolving Credit Facility will be the Term SOFR Rate (to be defined in the credit documentation) (the “Benchmark Rate”) plus the applicable margin as defined in the Revolving Credit Facility term sheet or, at the option of the borrowers, the Base Rate(to be defined as the highest of (a) the Federal Funds Rate plus ½ of 1.00%, (b) the Bank of America prime rate and (c) the Benchmark Rate plus 1.00% plus the applicable margin.

The definitive documentation for the Debt Financing as contemplated by the Debt Commitment Letters will contain covenants, events of default and other terms and provisions that have been agreed with the financial institutions and are set forth on the term sheets attached as an exhibit to each of the respective Debt Commitment Letters and otherwise consistent with the “Documentation Principles” contemplated by the respective Debt Commitment Letters.

The availability of the Debt Financing is subject to, among other things:

•	the substantially concurrent consummation of the Merger in accordance with the Merger Agreement in all material respects;

•	the consummation of the Equity Commitment and the substantially concurrent consummation of the Refinancing as defined in the Debt Commitment Letters;

•	the execution and delivery of definitive documentation consistent with the Debt Commitment Letters;

•	no Company Material Adverse Effect, which for the purposes of the Debt Commitment Letters, is defined as in the Merger Agreement, has occurred since the date of the Merger Agreement;

•	the receipt by lenders of certain audited and unaudited financial statements of the Company;

•	the payment of all applicable fees and expenses;

•

the receipt by the lenders of documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act) at least three business days prior the date of funding, including an executed W9 (or other applicable tax form) of each borrower and a beneficial ownership certification in relation to each borrower;

•	the borrowers will have minimum liquidity of no less than $8,000,000 after giving effect to the Transactions and the making of all advances on the closing date;

•

the “closing date acquisition agreement representations” shall be true and correct to the extent required by the “certain funds provision” as specified in the Debt Commitment Letters and the “specified representation” shall be true and correct in all respects (to the extent materiality qualifiers are contained therein) and true and correct in all material respects (to the extent no materiality qualifiers are contained therein), in each case on the closing date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects (to the extent materiality qualifier are contained therein) and true and correct in all material respects (to the extent no materiality qualifiers are contained therein) at such earlier date; and

•	the delivery of customary closing documents.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Debt Commitment Letters, copies of which has been filed as Exhibits (b)(1) and (b)(2) to the Schedule TO and which is incorporated herein by reference.

13.	Conditions of the Offer

Capitalized terms used in this Section 13—“Conditions of the Offer,” but not defined herein have the respective meanings given to them in the Merger Agreement.

Pursuant to and subject to the Merger Agreement, the Offeror is not required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of the Offeror to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)), pay for any Shares that are validly tendered pursuant to the Offer and not properly withdrawn prior to the Expiration Time, and may extend, terminate or amend the Offer in the event that, as of immediately prior to the Expiration Time (i) the Minimum Condition has not been satisfied; or (ii) any of the following have occurred and continue to exist:

(1)

any government entity of competent and applicable jurisdiction that has enacted, issued or promulgated any law that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Company Shares by Parent or Offeror, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Offeror, or the Merger, or (ii) issued or granted any order that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Company Shares by Parent or Offeror, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Offeror, or the Merger;

(2)

the representations and warranties of the Company set forth in the Merger Agreement (i) are not true and correct in all respects as of the Capitalization Date, except for de minimis inaccuracies, (ii) are not true and correct in all material respects on the date hereof and at and as of immediately prior to the Expiration Time, as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), (iii) are not true and correct in all respects on the Effective Date and at and as of immediately prior to the Expiration Time, as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), and (iv) are not true and correct in all respects at and as of immediately prior to the Expiration Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not have or reasonably be expected to have, individually or in the aggregate, a (a) material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (b) would prevent the Company from consummating, or to materially impair or materially delay the ability of the Company to consummate, the Merger or any of the other transactions contemplated by this Agreement (a “Company Material Adverse Effect”);

(3)

the Company failed to comply with or perform in all material respects its agreements, obligations and covenants required to be complied with or performed by it prior to the Expiration Time under the Agreement and such failure to comply or perform shall not have been cured by the Expiration Time;

(4)	any state of facts, change, condition, occurrence, effect, event, circumstance or development has occurred that would reasonably be expected to have a Company Material Adverse Effect;

(5)

the Company shall not have delivered to Parent and Offeror a certificate, signed on behalf of the Company by its chief executive officer, certifying that the conditions set forth in clauses (2), (3) and (4) shall not have occurred and be continuing as of immediately prior to the Expiration Time; or

(6)	the Agreement shall have been terminated in accordance with its terms (the “Termination Condition”).

All of the conditions to the Offer must be satisfied or waived at or prior to the Expiration Time.

The foregoing conditions are for the sole benefit of Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement and applicable law, may be waived by Parent and the Offeror, in whole or in part, at any time and from time to time (other than the Minimum Condition) prior to the Expiration Time. The failure by Parent or the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

14.	Dividends and Distributions

No dividends were paid on the Company’s Common Stock during the years ended December 31, 2020 and 2021 or in 2022.

Under the terms of the Merger Agreement, the Company is not permitted, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), to authorize, declare, set aside, make or pay any dividend or other distribution with respect to the Shares.

15.	Certain Legal Matters; Regulatory Approvals

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and the Offeror’s review of publicly available filings by the Company with the SEC and other information regarding the Company, Parent and the Offeror are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Offeror or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Offeror, or Parent pursuant to the Offer. In addition, except as set forth below, Parent and the Offeror are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Parent’s and the Offeror’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and the Offeror currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement—Termination,” Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement—Further Action; Reasonable Best Efforts” and Section 13—“Conditions of the Offer.”

U.S. Antitrust Compliance. At any time before or after the Offeror’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the Transactions by seeking a federal court order enjoining the Transactions or, if Shares have already been acquired, requiring disposition of those Shares, or the divestiture of substantial assets of the Offeror, the Company, or any of their respective subsidiaries or affiliates, or seek other conduct relief. At any time before or after consummation of the Transactions, U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, the Offeror may not be obligated to consummate the Offer or the Merger. See Section 13—“Conditions of the Offer.”

State Takeover Laws. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

In general, Section 203 of the DGCL (“Section 203”) restricts an “interested stockholder” (in general, a person who individually or with or through any of its affiliates or associates, owns 15% or more of a corporation’s outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of a corporation’s outstanding voting stock at any time within the three-year-period immediately prior to the date of the determination as to whether such person is an interested stockholder) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved either the transaction in which the interested stockholder became an interested stockholder or the business combination; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (A) persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time that such person became an interested stockholder, the business combination is (A) approved by the board of directors of the corporation and (B) authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder, which would include the Merger Agreement and the Transactions. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the Company’s voting stock.

In accordance with the provisions of the Company’s charter, the Company Board has approved the Merger Agreement and the Transactions, as described in the Schedule 14D-9, and Parent and the Offeror have represented and warranted that neither them nor their respective subsidiaries nor any affiliate or associate thereof are or have been an interested stockholder at any time during the period commencing three years prior to the date of the Merger Agreement. Therefore, the restrictions set forth in the Company’s charter are inapplicable to the Merger and the Transactions.

The foregoing descriptions are not complete and are qualified in their entirety by reference to the provisions of the Company’s charter and Section 203.

A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 13—“Conditions of the Offer.”

16.	Appraisal Rights.

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger, comply with the applicable legal requirements under the DGCL and do not withdraw, waive or otherwise lose your right to appraisal under Section 262 of the DGCL, you will be entitled to payment in cash in an amount equal to the “fair value” of your Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. This value may be the same as, or more or less than, the price that the Offeror is offering to pay you in the Offer and the Merger. Moreover, the Surviving Corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the Surviving Corporation within ten days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262. The Schedule 14D-9 will contain the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex B to the Schedule 14D-9, carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

•

within the later of the consummation of the Offer, which will occur on the date on which the Offeror irrevocably accepts for purchase the Shares validly tendered in the Offer, and twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is May 25, 2022), deliver to the Company at the address indicated in the Schedule 14D-9, a demand in writing for appraisal of such Shares , which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal for such Shares;

•	not tender such Shares in the Offer; and

•	continuously hold of record such Shares from the date on which the written demand for appraisal is made through the effective date of the Merger.

The foregoing summary of the rights of the Company’s stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. Failure to timely and properly follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

You will not be entitled to appraisal rights unless the Merger is completed. The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

17.	Fees and Expenses

The Offeror has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither Parent nor the Offeror will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will upon request be reimbursed by the Offeror, upon request, for customary mailing and handling expenses incurred by them in forwarding the offering material to their clients.

18.	Miscellaneous

The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offeror.

The Offeror and Parent have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—“Certain Information Concerning the Company—Available Information.”

No person has been authorized to give any information or make any representation on behalf of Parent or the Offeror not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Offeror, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Balmoral Swan MergerSub, Inc.

May 25, 2022

Schedule A

Directors and Executive Officers of

The Offeror, Parent, Balmoral and Controlling Entities

1. The Offeror

The Offeror, a Delaware corporation, was formed on May 4, 2022, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefore. The Offeror is a direct, wholly owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The Offeror has no assets or liabilities other than its contractual rights and obligations related to the Merger Agreement. The principal office address of Balmoral, Parent and the Offeror is 11150 Santa Monica Blvd, Suite 825, Los Angeles, CA 90025. The telephone number at the principal office is (310) 473-3065.

Directors and Executive Officers of the Offeror

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Offeror are set forth below.

Name and Position	Business Office Address and Telephone Number	Present Principal Occupation or Employment and Employment History
Bradley Crocker President Director	1330 Lake Robbins Dr Suite 310, The Woodlands, TX 77380 (815) 224-1525

Bradley Crocker currently serves as the CEO of Epsilyte LLC, starting in 2020, and has previously served as CEO of Americas Styrenics from 2012 to 2020. Mr. Crocker has held various positions of increasing responsibility throughout the chemical industry for more than 30 years.

Mr. Crocker has previously served on the boards of the American Chemistry Council and Pine Chemical Association and currently serves on the board of Epsilyte LLC, Plastics Industry Association, and Expandable Polystyrene Industry Alliance.

David Shainberg Secretary Director	11150 Santa Monica Blvd, Suite 825, Los Angeles, CA 90025 (310) 473-3065

David Shainberg is a Managing Director at Balmoral Funds, responsible for investment execution and portfolio management.

Mr. Shainberg joined Balmoral in 2012 and currently sits on the boards of Epsilyte and Mooyah. Prior to joining Balmoral, Mr. Shainberg worked at Brookfield Asset Management and JP Morgan.

Mr. Shainberg received his BA in Economics from New York University.

Name and Position	Business Office Address and Telephone Number	Present Principal Occupation or Employment and Employment History

Robin Nourmand Treasurer Director	11150 Santa Monica Blvd, Suite 825, Los Angeles, CA 90025 (310) 473-3065

Robin Nourmand is a Managing Director at Balmoral. He was the first investment professional Balmoral hired, in 2006. He has been involved with all aspects of the firm. Mr. Nourmand currently serves on the boards of Dispatch Transportation, iGPS, Enesco, Resco, Epsilyte and KP Aviation.

Mr. Nourmand is a graduate of UCLA, where he received a B.A. in Business-Economics. He also holds a J.D. from the UCLA School of Law, and an M.B.A. from the UCLA Anderson School of Management.

He serves on the Board of Directors of Jewish National Fund (Los Angeles chapter) and UCLA Hillel.

Jonathan Victor Director	11150 Santa Monica Blvd, Suite 825, Los Angeles, CA 90025 (310) 473-3065

Jonathan Victor serves as the Senior Managing Director of Balmoral. Since founding the firm in 2005, Mr. Victor has led all aspects of the firm. His accountabilities have included chairing the Investment Committee and leading engagement with management teams of portfolio companies.

Mr. Victor currently chairs the board of Dispatch Transportation, Enesco, and Epsilyte. He serves on the boards of iGPS, Mooyah, KP Aviation, Enflite, and Resco.

Some of Mr. Victor’s affiliations prior to founding Balmoral in 2005, include: Senior Vice President of corporate finance at The Irvine Company in Newport Beach, California, where he was involved with capital markets functions; and Vice President of Investments at SunAmerica in Los Angeles, where he was responsible for acquisitions and special investments.

Mr. Victor received his J.D. and M.B.A. from Stanford University, M.A. in Jurisprudence from Oxford University and B.A. from Princeton University.

Johnny Lincoln Director	1700 Horizon Ridge Pkwy Ste 104 Henderson NV 89012	Dr. Johnny Lincoln currently serves as the Growth Officer at Axiom Materials, where he previously served as CEO from 2009 to 2022. Prior to Axiom, Lincoln also held positions at NASA JPL and Umeco Advanced Materials.

Name and Position	Business Office Address and Telephone Number	Present Principal Occupation or Employment and Employment History

Lincoln completed his undergraduate work at the College of Chemistry at the University of California, Berkeley in 2000. He later enrolled at the University of California, Irvine, earning his Masters in Engineering in 2004, and his Ph.D. in Materials Science and Engineering in 2007.

He is an active researcher and publisher with interests that span the fields of advanced materials, industrial ecology, and sustainability. Lincoln serves on the boards of Epsilyte, Aerodine Composites, LifePort, Axiom Materials, Microtex Composites, and the WISDOM Institute at the University of California.

2. Parent

Parent, a Delaware corporation, was formed on May 4, 2022, solely for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. Parent has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Balmoral, Parent and the Offeror is 11150 Santa Monica Blvd, Suite 825, Los Angeles, CA 90025. The telephone number at the principal office is (310) 473-3065.

Directors and Executive Officers of the Parent

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Offeror are set forth below.

Name and Position	Business Office Address and Telephone Number	Present Principal Occupation or Employment and Employment History
Bradley Crocker President Director	1330 Lake Robbins Dr Suite 310, The Woodlands, TX 77380 (815) 224-1525

Bradley Crocker currently serves as the CEO of Epsilyte LLC, starting in 2020, and has previously served as CEO of Americas Styrenics from 2012 to 2020. Mr. Crocker has held various positions of increasing responsibility throughout the chemical industry for more than 30 years.

Mr. Crocker has previously served on the boards of the American Chemistry Council and Pine Chemical Association and currently serves on the board of Epsilyte LLC, Plastics Industry Association, and Expandable Polystyrene Industry Alliance.

David Shainberg Secretary Director	11150 Santa Monica Blvd, Suite 825, Los Angeles, CA 90025 (310) 473-3065	David Shainberg is a Managing Director at Balmoral Funds, responsible for investment execution and portfolio management.

Name and Position	Business Office Address and Telephone Number	Present Principal Occupation or Employment and Employment History

Mr. Shainberg joined Balmoral in 2012 and currently sits on the boards of Epsilyte and Mooyah. Prior to joining Balmoral, Mr. Shainberg worked at Brookfield Asset Management and JP Morgan.

Mr. Shainberg received his BA in Economics from New York University.

Robin Nourmand Treasurer Director	11150 Santa Monica Blvd, Suite 825, Los Angeles, CA 90025 (310) 473-3065

Robin Nourmand is a Managing Director at Balmoral. He was the first investment professional Balmoral hired, in 2006. He has been involved with all aspects of the firm. Mr. Nourmand currently serves on the boards of Dispatch Transportation, iGPS, Enesco, Resco, Epsilyte and KP Aviation.

Mr. Nourmand is a graduate of UCLA, where he received a B.A. in Business-Economics. He also holds a J.D. from the UCLA School of Law, and an M.B.A. from the UCLA Anderson School of Management.

He serves on the Board of Directors of Jewish National Fund (Los Angeles chapter) and UCLA Hillel.

Jonathan Victor Director	11150 Santa Monica Blvd, Suite 825, Los Angeles, CA 90025 (310) 473-3065

Jonathan Victor serves as the Senior Managing Director of Balmoral. Since founding the firm in 2005, Mr. Victor has led all aspects of the firm. His accountabilities have included chairing the Investment Committee and leading engagement with management teams of portfolio companies.

Mr. Victor currently chairs the board of Dispatch Transportation, Enesco, and Epsilyte. He serves on the boards of iGPS, Mooyah, KP Aviation, Enflite, and Resco. Some of Mr. Victor’s affiliations prior to founding Balmoral in 2005, include: Senior Vice President of corporate finance at The Irvine Company in Newport Beach, California, where he was involved with capital markets functions; and Vice President of Investments at SunAmerica in Los Angeles, where he was responsible for acquisitions and special investments.

Mr. Victor received his J.D. and M.B.A. from Stanford University, M.A. in Jurisprudence from Oxford University and B.A. from Princeton University.

Name and Position	Business Office Address and Telephone Number	Present Principal Occupation or Employment and Employment History

Johnny Lincoln Director	1700 Horizon Ridge Pkwy Ste 104 Henderson NV 89012

Dr. Johnny Lincoln currently serves as the Growth Officer at Axiom Materials, where he previously served as CEO from 2009 to 2022. Prior to Axiom, Lincoln also held positions at NASA JPL and Umeco Advanced Materials.

Lincoln completed his undergraduate work at the College of Chemistry at the University of California, Berkeley in 2000. He later enrolled at the University of California, Irvine, earning his Masters in Engineering in 2004, and his Ph.D. in Materials Science and Engineering in 2007.

He is an active researcher and publisher with interests that span the fields of advanced materials, industrial ecology, and sustainability. Lincoln serves on the boards of Epsilyte, Aerodine Composites, LifePort, Axiom Materials, Microtex Composites, and the WISDOM Institute at the University of California.

3. Balmoral Funds LLC

Balmoral is a Delaware limited liability company that serves as the investment manager of other Balmoral investment funds. The principal business of Balmoral is managing certain of the Equity Investor and other Balmoral investment funds. The principal office address of Balmoral, Parent and the Offeror is 11150 Santa Monica Blvd, Suite 825, Los Angeles, CA 90025. The telephone number at the principal office is (310) 473-3065.

Directors and Executive Officers of the Balmoral Funds LLC

Balmoral is a member-managed limited liability company with Johnathan Victor as the sole member and his position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five are set forth below.

Name and Position	Business Office Address and Telephone Number	Present Principal Occupation or Employment and Employment History
Jonathan Victor Managing Partner	11150 Santa Monica Blvd, Suite 825, Los Angeles, CA 90025 (310) 473-3065

Jonathan Victor serves as the Senior Managing Director of Balmoral. Since founding the firm in 2005, Mr. Victor has led all aspects of the firm. His accountabilities have included chairing the Investment Committee and leading engagement with management teams of portfolio companies.

Mr. Victor currently chairs the board of Dispatch Transportation, Enesco, and Epsilyte. He serves on the boards of iGPS, Mooyah, KP Aviation, Enflite, and Resco. Some of

Name and Position	Business Office Address and Telephone Number	Present Principal Occupation or Employment and Employment History

Mr. Victor’s affiliations prior to founding Balmoral in 2005, include: Senior Vice President of corporate finance at The Irvine Company in Newport Beach, California, where he was involved with capital markets functions; and Vice President of Investments at SunAmerica in Los Angeles, where he was responsible for acquisitions and special investments.

Mr. Victor received his J.D. and M.B.A. from Stanford University, M.A. in Jurisprudence from Oxford University and B.A. from Princeton University.

The Depositary and Paying Agent for the Offer is:

If delivering by First Class, Registered or Certified mail:	By Express or overnight delivery:

Computershare Trust Company, N.A. c/o Voluntary Corp Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

Questions or requests for assistance may be directed to the Information Agent at the telephone numbers and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and this Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers in North America may call toll free: 866-413-5899 All others call: 1-781-575-2137